SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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[ ]	Definitive Additional Materials

OIL-DRI CORPORATION OF AMERICA
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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November 7, 2011

Dear Stockholder:

     The Board of Directors and all of us on the management team cordially invite you to attend the 2011 Annual Meeting of Stockholders on Tuesday, December 13, 2011, at 9:30 a.m., local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604-3802.

     The matters expected to be acted on in the meeting are described in the attached Proxy Statement. We are recommending a slate of eight directors for re-election. Their biographies and qualifications appear in the Proxy Statement. In addition, we ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending July 31, 2012. Also, we are conducting two advisory votes. We are asking for your approval of the named executive officer compensation disclosed in this Proxy Statement and for your selection of a frequency for future advisory votes on named executive officer compensation. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for fiscal year 2011. We encourage you to read our Form 10-K. It includes information on our operations, markets, products and services, as well as our audited consolidated financial statements.

     Immediately following adjournment of the annual meeting, we will review the results of the past year and look at some of the potential opportunities that lie ahead.

     We look forward to seeing you at the annual meeting. Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly submitting your completed proxy by Internet, by telephone or by mailing your proxy card in the enclosed envelope provided for this purpose.

Sincerely,

DANIEL S. JAFFEE President and Chief Executive Officer

Table of Contents
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	ii
GENERAL INFORMATION	1
Commonly Asked Questions and Answers	1
PROPOSALS	6
1. Election of Directors	6
2. Ratification of Appointment of Independent Auditor	11
3. Advisory Vote on Executive Compensation	12
4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	13
5. Other Matters	14
CORPORATE GOVERNANCE MATTERS	15
Controlled Company Status	15
Director Independence	15
Executive Sessions of Non-Management Directors	15
Board of Directors Committee Membership and Meetings	16
Compensation Committee Interlocks and Insider Participation	17
Director Nominations	18
Board Leadership Structure and Role in Risk Oversight	19
Communication with the Board of Directors	20
Director Compensation	20
Director Compensation Table	21
Directors’ Option Awards Outstanding Table	21
Corporate Governance Guidelines and Code of Ethics	22
Certain Relationships and Related Party Transactions	22
Report of the Audit Committee of the Board of Directors	23
EXECUTIVE OFFICERS	24
EXECUTIVE COMPENSATION	25
Compensation Discussion and Analysis	25
Tax and Accounting Implications	33
Report of the Compensation Committee of the Board of Directors	34
Summary Compensation Table	35
Change in Pension Value and Nonqualified Deferred Compensation Earnings Table	36
All Other Compensation Table	37
Grants of Plan-Based Awards during Fiscal 2011	38
Outstanding Equity Awards at Fiscal 2011 Year End	39
Option Exercises and Stock Vested for Fiscal 2011	40
Pension Benefits for Fiscal 2011	41
Nonqualified Deferred Compensation for Fiscal 2011	42
Equity Compensation Plans	44
Benefits upon Termination or Change in Control	45
STOCK OWNERSHIP	48
Principal Stockholders	48
Security Ownership of Management	51
Section 16(a) Beneficial Ownership Reporting Compliance	53

i

OIL-DRI CORPORATION OF AMERICA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 13, 2011

To the Stockholders of
Oil-Dri Corporation of America:

     The 2011 Annual Meeting of Stockholders of Oil-Dri Corporation of America, a Delaware corporation, will be held at 9:30 a.m., local time, on Tuesday, December 13, 2011, at The Standard Club, located at 320 South Plymouth Court, Chicago, Illinois 60604-3802.

     The meeting will be held for the following purposes:

     1. To elect eight directors;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending July 31, 2012;

     3. To approve, on an advisory basis, the named executive officer compensation disclosed in this Proxy Statement;

     4. To select, on an advisory basis, the frequency of future advisory votes on named executive officer compensation; and

     5. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has determined that only holders of record of outstanding shares of Common Stock and Class B Stock at the close of business on Tuesday, October 18, 2011, are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     Your vote is very important. Whether or not you intend to be present at the meeting, you are encouraged to vote. Please follow the instructions on the enclosed proxy card for voting by Internet, telephone or mail.

     For further information relating to the meeting, please see the following pages.

By Order of the Board of Directors,

DOUGLAS A. GRAHAM Secretary

Chicago, Illinois
November 7, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 13, 2011: The Company’s 2011 Proxy Statement and its 2011 Annual Report on Form 10-K are available at: http://www.oildri.com/investors/

ii

OIL-DRI CORPORATION OF AMERICA

410 North Michigan Avenue
Suite 400
Chicago, Illinois 60611-4213
______________

PROXY STATEMENT
______________

GENERAL INFORMATION

     We are mailing you this Proxy Statement and the accompanying proxy for the first time on or about November 7, 2011. Our Board of Directors is soliciting your proxy for use at the 2011 Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on Tuesday, December 13, 2011, at The Standard Club, located at 320 South Plymouth Court, Chicago, Illinois 60604-3802, notice of which accompanies this Proxy Statement, and at any adjournment of the meeting. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from an adjournment of the 2011 Annual Meeting.

Commonly Asked Questions and Answers

1. Why am I receiving these materials?

This Proxy Statement is being delivered to all stockholders of record as of the close of business on October 18, 2011, in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting on December 13, 2011. Although our Annual Report on Form 10-K and Proxy Statement are being delivered together, our Form 10-K should not be deemed to be part of this Proxy Statement.

2. Who is entitled to vote at the 2011 Annual Meeting?

Our Board of Directors has established the close of business on Tuesday, October 18, 2011, as the record date for the 2011 Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the 2011 Annual Meeting.

Holders of Common Stock are entitled to one vote per share and holders of Class B Stock are entitled to 10 votes per share (on a non-cumulative basis for each director to be elected when voting for the election of directors) and vote together without regard to class (except that any amendment to our Certificate of Incorporation changing the number of authorized shares or adversely affecting the rights of Common Stock or Class B Stock requires the separate approval of the affected class as well as the approval of both classes voting together). Holders of Class B Stock are entitled to convert any and all of their shares into Common Stock on a share-for-share basis at any time. Shares of Class B Stock are also subject to mandatory conversion under certain circumstances. As of the record date, 5,121,475 shares of Common Stock and 2,048,118 shares of Class B Stock were outstanding.

3. What proposals are being voted on at the 2011 Annual Meeting?

Stockholders are being asked to vote upon the following items of business at the 2011 Annual Meeting:

1.	the election of eight directors, each to hold office for a one-year term ending at our 2012 Annual Meeting;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending July 31, 2012;

3.	the approval, on an advisory basis, of the named executive officer compensation disclosed in this Proxy Statement;

4.	the selection, on an advisory basis, of the frequency of future advisory votes on named executive officer compensation;

and to transact such other business as may properly come before the 2011 Annual Meeting. Our Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received prior to the deadline specified in our Amended and Restated By-Laws, so no such matters may be brought to a vote at the Annual Meeting.

4. What are the voting recommendations of the Company’s Board of Directors?

Our Board of Directors recommends that you vote your shares as follows:
  “FOR” the election of each of the eight nominees to the Board;

  “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending July 31, 2012;

  “FOR” the approval of the named executive officer compensation disclosed in this Proxy Statement;

  “THREE YEARS” with respect to the frequency of future advisory votes on named executive compensation.
5. How do I cast my vote?

If you are a stockholder of record, you may vote in several different ways:

In person at the 2011 Annual Meeting

You may vote in person at the 2011 Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person.

By mail

You may vote by completing, signing, dating and returning the enclosed proxy card(s) in the postage-paid envelope we have provided.

By telephone

You may vote by calling the telephone number on your proxy card. Please have your proxy card in hand when you call and use any touch-tone phone to transmit your voting instructions. Telephone voting for stockholders of record will be available until 11:59 p.m., Eastern Time, on December 12, 2011.

By Internet

You may vote using the Internet by submitting your voting instructions at www.proxyvote.com. You should have your proxy card available when you go online. If you vote on the Internet, you may also request electronic delivery of future proxy materials. Internet voting for stockholders of record will be available until 11:59 p.m., Eastern Time, on December 12, 2011.

If you are the beneficial owner of shares held in “street name” (through a brokerage account or in another nominee form), you must provide instructions to your bank, broker or other nominee as to how your shares should be voted. Your bank, broker or other nominee will usually provide you with the appropriate voting instruction form at the time you receive this Proxy Statement. The availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on your bank, broker or other nominee. We recommend that you follow the voting instructions on the materials you receive from that entity. To vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other nominee and present it to the Inspector of Election with your ballot. Your shares may be voted even if you do not provide voting instructions. Banks, brokers and nominees generally have the authority under New York Stock Exchange (“NYSE”) rules to vote on “routine matters.” The proposal to ratify the appointment of our independent auditor is considered a routine matter, while the election of directors is considered a non-routine matter.

Unless you decide to change your vote, use only one method to send us your vote. If you vote by telephone or by Internet, you do not have to return your proxy card or voting instruction form; however, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If no contrary instruction is indicated in the proxy, each proxy will be voted “FOR” the election of the eight nominees to our Board of Directors named below, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending July 31, 2012, “FOR” the approval of the named executive officer compensation disclosed in this Proxy Statement and “THREE YEARS” with respect to the frequency of future advisory votes on named executive officer compensation. In their discretion, the named proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting.

6. Can I change my vote?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting.

If you are the stockholder of record, you may do this by:
  voting again on the Internet or by telephone prior to 11:59 p.m., Eastern Time, on December 12, 2011;

  signing another proxy card with a later date and delivering it to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, prior to the meeting; or

  attending the meeting in person and delivering your proxy or casting a ballot.
If your shares are held in “street name” and you have instructed your bank, broker or other nominee to vote your shares, you may revoke those instructions by following the directions received from your bank, broker or other nominee to change those instructions.

7. What constitutes a quorum at the 2011 Annual Meeting?

A majority of all outstanding shares of Common Stock and Class B Stock entitled to vote at the Annual Meeting constitutes a quorum, which is the minimum number of shares that must be present or represented by proxy at the 2011 Annual Meeting to transact business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present as long as one routine matter is being voted on at the 2011 Annual Meeting. The proposal to ratify the appointment of our independent auditor is considered a routine matter. Generally, broker non-votes occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the 2011 Annual Meeting, unless a new record date is set).

8. How many votes are needed to approve the proposals?

A director may only be elected by a plurality of votes cast. Accordingly, we count proxies and ballots marked for all nominees listed (including executed proxies not marked regarding the election of directors, which will be voted for all listed nominees), or those voting for some but not all nominees that specify votes withheld for one or more designated nominees, to determine the total number of votes cast for each nominee. The eight nominees who receive the largest number of votes will be elected. Abstentions and broker non-votes have no effect on the outcome of the election of directors.

An affirmative majority of the votes present at the meeting or represented by proxy is necessary for ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor. An affirmative majority of the votes present at the meeting or represented by proxy is also required for stockholder approval of the named executive officer compensation disclosed in this Proxy Statement. Any abstention by those present or represented by proxy has the same legal effect as a vote against these proposals. Broker non-votes are deemed not to have been entitled to vote at the meeting and therefore will have no effect on the outcome.

For the non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation, the frequency (every one, two or three years) receiving the greatest number of votes cast will be considered to be the recommendation of the stockholders. Abstentions and broker non-votes have no effect on the outcome of the stockholder recommendation.

9. Who will count the vote?

We have retained Broadridge Financial Solutions, Inc. to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com. Proxies and ballots that identify the votes of individual stockholders are kept confidential from the Company’s management and directors. Only Broadridge, as the proxy tabulator and Inspector of Election, has access to the ballots, proxy cards and voting instruction forms. Broadridge will disclose information taken from the ballots, proxy cards and voting instruction forms only in the event of a proxy contest or as otherwise required by law.

10. Where can I find the voting results of the 2011 Annual Meeting?

We intend to announce preliminary voting results at the 2011 Annual Meeting. Within four days following the adjournment of the 2011 Annual Meeting, we intend to disclose the final voting results of each proposal being voted on at the 2011 Annual Meeting in a Current Report on Form 8-K.

11. How does a stockholder propose actions for consideration at next year’s annual meeting of stockholders?

For your proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive your written proposal no later than July 10, 2012. Your proposal should be addressed to the Corporate Secretary, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213. In addition, be aware that your proposal must comply with Securities and Exchange Commission (“SEC”) regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials and other applicable laws. Although our Board of Directors will consider all proposals, it has the right to omit any proposals it is not required to include. For you to raise a proposal (including director nominations) at next year’s annual meeting that will not be included in our proxy statement, we must receive written notice of the proposal between July 10, 2012, and August 9, 2012 (assuming the meeting is held not more than 30 days from December 13, 2012). All such proposals should be addressed to the Corporate Secretary, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213. In addition, the proposal must satisfy all of the other requirements set forth in our Amended and Restated By-Laws and all applicable laws.

12. Can I receive future proxy solicitations on-line?

Yes, you can consent to receiving all future proxy statements, proxy cards and annual reports via e-mail or the Internet. If you choose this option, you will not receive paper copies of these stockholder communications in the mail. To sign up for electronic delivery, follow the instructions on the enclosed proxy card under the heading “ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS” to indicate that you agree to receive or access stockholder communications electronically in future years. If you hold your shares through a bank, broker or other nominee, contact that entity for information as to whether and how you can elect electronic delivery.

13. How is the Company complying with the SEC’s e-proxy rules?

Pursuant to “e-proxy” rules adopted by the SEC, we are providing access to this Proxy Statement and our Annual Report on Form 10-K (collectively, “proxy materials”) by sending you this full set of proxy materials as well as a proxy card and by notifying you of the availability of our proxy materials on the Internet. SEC rules allow companies to avoid sending to their stockholders paper copies of their proxy materials if, instead, they furnish the proxy materials over the Internet and mail to their stockholders a Notice of Internet Availability of Proxy Materials. Companies, however, are not required to use a Notice of Internet Availability of Proxy Materials under e-proxy rules and, in lieu of doing so, may continue to send stockholders a full set of their proxy materials. In connection with the 2011 Annual Meeting, we have elected to use the full-set delivery option; however, any stockholder who has previously consented to receive electronic delivery of proxy materials will continue to receive the materials electronically. We plan to continue to monitor cost, stockholder participation and similar considerations as we assess the available options for distribution of our proxy materials in connection with future stockholder meetings.

14. Who may solicit proxies?

Our directors, officers and employees may solicit proxies on behalf of our Board of Directors via mail, telephone, facsimile, e-mail and personal contact. Our directors, officers and employees will receive no additional compensation for soliciting proxies.

15. Who pays for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation, including reimbursing banks, brokers and other nominees for reasonable expenses of sending out proxy materials to beneficial stockholders.

16. Why did I receive more than one package of proxy materials?

This means that you have multiple accounts holding shares of Common Stock or Class B Stock. These may include accounts with our transfer agent, Computershare Investor Services, and accounts with a bank, broker or other nominee. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction form that you receive with each package of proxy materials to ensure that all of your shares are voted.

17. What if I have additional questions not addressed here?

You may call Investor Relations at (312) 321-1515 or e-mail Investor Relations at info@oildri.com.

PROPOSALS

1. Election of Directors

     The Company proposes that the following eight individuals be elected to our Board of Directors. Each nominee currently serves as a director. In connection with the nominations of Richard M. Jaffee, J. Steven Cole and Allan H. Selig, our Board of Directors, as permitted under our Corporate Governance Guidelines, waived our age 75 service limit, as described under “Corporate Governance Matters – Director Nominations” below. If any nominee should be unable or unwilling to serve, which is not now contemplated, the proxy holders may, but will not be bound to, vote for a substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES AS DIRECTORS.

Richard M. Jaffee	Age 75	Director since 1958
Chairman of the Board of the Company

Mr. Jaffee received a degree from the University of Wisconsin School of Business in 1957. He received an honorary Doctor of Humane Letters degree from the Illinois Institute of Technology in 2001. He earned his CPA certificate from the State of Illinois in 1957 and worked briefly for the public accounting firm of Touche Niven, et al. After service as an officer in the United States Army, he joined the Company in 1958, becoming its president in 1960, a position he held until 1995. He served as Chief Executive Officer of the Company from 1962 until 1997. Mr. Jaffee retired as an employee of the Company in 2001. He has served as Chairman of the Board of the Company since 1962. Mr. Jaffee served as director of Harris Financial Corp., a subsidiary of Bank of Montreal, until his retirement from that board in May 2006. Harris Financial Corp. provides banking and related services to the Company on customary terms. He is Chairman of the Board of Trustees of Rush University Medical Center and Chairman of its Executive Committee. He serves on its Audit and Finance Committees and serves ex-officio on all other Rush board committees. He is a trustee of the Illinois Institute of Technology, the Museum of Science and Industry and the Chicago History Museum. Mr. Jaffee has served on an SEC advisory committee on smaller public companies and on an advisory committee to the Chicago Federal Reserve. Mr. Jaffee is the father of Daniel S. Jaffee, who is a director and our President and Chief Executive Officer and who is also a nominee for director. Mr. Jaffee is also the father-in-law of Thomas F. Cofsky, one of our executive officers.

Mr. Jaffee brings to our Board of Directors more than 50 years of experience with the Company. He therefore has significant knowledge of all aspects of the Company’s business and the sorbent minerals industry. Mr. Jaffee also has had extensive experience in compliance with securities law and regulations. He was Chief Executive Officer of the Company at the time of its initial public offering and until 1997. He has also served on advisory committees to the SEC and the Chicago Federal Reserve. In his current role as Chairman of the Board of Trustees of Rush University Medical Center, he continues to be involved in all aspects of board governance and oversight.

Daniel S. Jaffee	Age 47	Director since 1992
President and Chief Executive Officer of the Company

Mr. Jaffee graduated from Georgetown University in 1986. Mr. Jaffee joined the Company in 1987 after a year with Price Waterhouse. He was a product manager in the Industrial and Agricultural divisions of the Company until 1989. In 1990, he became Chief Financial Officer of the Company, a position he held until 1995. From 1990 to 1995, he also held group vice presidential positions in the areas of Canadian and domestic operations, finance, management, information systems and consumer products. Mr. Jaffee became President of the Company in 1995 and Chief Executive Officer in 1997. He was Chief Operating Officer from 1995 to 1997. Mr. Jaffee received an M.B.A. from the Kellogg Graduate School of Management of  Northwestern University in 2004. Mr. Jaffee’s civic activities include the Anti-Cruelty Society of Chicago, Georgetown University and the Chicago History Museum. Mr. Jaffee is the son of Richard M. Jaffee, who is the Chairman of our Board of Directors and who is also a nominee for director. Mr. Jaffee is also the brother-in-law of Thomas F. Cofsky, one of our executive officers.

Mr. Jaffee’s individual qualifications include extensive strategic Company and sorbent minerals industry experience gained through his long service to the Company in various operational, management and executive positions. His deep knowledge of the sorbent minerals industry is augmented by the special perspective he brings to the Board as a third generation family stockholder. In addition, he is actively involved in the local community in an advisory role for several not-for-profit organizations, adding to his perspective on effective management and strategy for the long-term success of the Company.

J. Steven Cole	Age 77	Director since 1981
President, Cole & Associates

Mr. Cole graduated from the University of Wisconsin in 1957. After serving as an officer in the United States Army, he received a master’s degree from the American Graduate School for International Business following graduate studies at the University of Michigan. He began his career at Abbott Laboratories in 1962. Later, he joined G.D. Searle and Company, where he became Vice President of the Asian and Canadian Divisions, a position he held until 1986. In 1986, Mr. Cole joined A.H. Robins Company, where he was a senior vice president responsible for all international operations until 1990. In 1990, he joined SAV-A-LIFE Systems, Inc., a firm selling specialty products to the dental and medical professions, where he served as President until 1994 and then Chairman of the Board until 2000. In 1990, Mr. Cole also became president of Cole & Associates, an international consulting firm. Mr. Cole is also a director of Aculux, Inc. He serves on the board of Beat-The-Streets, an organization providing opportunity and direction to under-privileged youth.

Mr. Cole’s individual qualifications include broad experience in international business and product development. Mr. Cole’s expertise includes past leadership of various divisions of multi-national corporations with direct responsibility for international operations. In addition, Mr. Cole has served in a corporate governance role at another public company and is an “audit committee financial expert” under SEC rules. He is an accomplished advisor to many companies and organizations, providing leadership in product development, general management and technical development and has contributed to efforts dedicated to reducing trade barriers to global businesses through his active involvement with trade associations.

Arnold W. Donald	Age 56	Director since 1997
Chief Executive Officer, The Executive Leadership Council

Mr. Donald received a B.A. degree in economics from Carleton College in 1976, earned a B.S. degree in mechanical engineering from Washington University in St. Louis in 1977, and an M.B.A. from the University of Chicago Graduate School of Business in 1980. Mr. Donald joined Monsanto Company in 1977 and became President of Monsanto’s Agricultural Group in 1995. In 1998, he was named Corporate Senior Vice President, and in 1999, he also assumed the position of President, Nutrition and Consumer Sector. He served in these positions until 2000, when he became Chairman and Chief Executive Officer of Merisant Company. He served as CEO of Merisant until July 2003 and Chairman until May 2005. From January 2006 to February 2008, Mr. Donald served as President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International. He is Chief Executive Officer of The Executive Leadership Council, a not-for-profit organization that provides African-American executives with a professional network and a forum on business issues. Mr. Donald serves on the not-for-profit boards of United Way of Greater St. Louis, Carleton College, Missouri Botanical Gardens, Barnes-Jewish Hospital and the St. Louis Science Center, among others. Mr. Donald also serves as a director of Carnival Corporation, Harris Financial Corp., Crown Holdings Inc., and The Laclede Group, as well as a few private companies through his advisory affiliation with Atlas Holdings and Wind Point Partners. Mr. Donald was appointed by President Clinton and then reappointed by President Bush to the President’s Export Council, an international trade advisory body, serving from 1998 to 2008.

Mr. Donald’s individual qualifications include his leadership and operational experience as chairman and chief executive officer of a science-based research and development, manufacturing and global marketing company and of one of the largest charitable funders and advocates of diabetes science in the world. In addition, Mr. Donald has broad experience in regulatory issues and corporate governance as an independent director of many public companies; he is financially literate, and has served, and continues to serve, on both audit and compensation committees of several public companies.

Joseph C. Miller	Age 69	Director since 1989
Vice Chairman of the Board of the Company Independent Consultant

Mr. Miller graduated from the West Virginia University School of Business in 1964. After serving as an officer in the United States Army, he joined Republic Steel Corporation in 1966. Mr. Miller served as president of Lowes, Inc., Inland Distributing and Whiteford Transportation Systems. He joined the Company in 1989 as Vice President of Corporate Planning and Marketing. He served as Group Vice President for Sales, Marketing and Distribution from 1990 to 1993. Mr. Miller was Senior Vice President for the Consumer, Industrial & Environmental and Transportation Groups of the Company from 1993 to 1995. He became Vice Chairman of the Board in 1995. Mr. Miller was an employee of the Company until 2000, when he became an independent consultant specializing in strategic planning. Mr. Miller is a director of Prandium, Inc. and a member of the board of advisors of Global Access Point, Deluxe Sheet Metal, Inc. and Union Station Properties.

Mr. Miller’s individual qualifications include his leadership experience as chief executive and chief operating officer of several corporations including prior sorbent minerals industry experience. In addition, he brings to the Board skills gained through his 11 years of service to the Company in various operational, management and executive positions. He also serves on the advisory boards of several other companies and offers additional perspective gained through his experience as a strategic planning consultant.

Michael A. Nemeroff	Age 48	Director since 2006
President and Chief Executive Officer, Vedder Price P.C.

Mr. Nemeroff received a bachelor’s degree from the State University of New York at Binghamton in 1985 and earned a J.D. from the National Law Center of George Washington University in 1988. He joined the law firm of Vedder Price P.C. (“Vedder Price”) in 1988 and has been the Chairman of the firm’s Finance & Transaction Group and an equity partner since 1995. Since 1998, he has served on the firm’s Board of Directors. Since 2005, Mr. Nemeroff has served as President and CEO of Vedder Price and a member of the Executive Committee of the firm’s Board of Directors. Vedder Price regularly provides services to the Company. Mr. Nemeroff serves as a legal advisor to the G100, an elite international organization of leading Chief Executive Officers from Fortune 500 publicly traded corporations. He also serves as Chairman of the Board of Directors of Chicago Children’s Choir, a not-for-profit organization making a difference in the lives of children through musical excellence, and as a Trustee of the Chicago History Museum.

Mr. Nemeroff’s individual qualifications include his expertise as a corporate and transactional attorney advising clients on corporate governance, mergers and acquisitions and executive compensation as well as the financial underpinnings of these complex practice areas. In addition, Mr. Nemeroff brings to the Board risk management, finance and business operations experience gained in the various management positions he has held at Vedder Price, including his six years as President and Chief Executive Officer of that law firm.

Allan H. Selig	Age 77	Director since 1969
Commissioner of Major League Baseball
President and Chairman of the Board, Selig Lease Company

Mr. Selig received a bachelor’s degree from the University of Wisconsin in 1956. After two years in the United States Army, Mr. Selig joined Selig Ford, Inc. He served as president of Selig Ford (which became Selig Chevrolet in 1982) from 1959 until 1990. Since 1970, he has served as Chairman of the Board and President of Selig Lease Company. Mr. Selig became President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Inc. in 1970 and served in that capacity until 1998, when he was elected to the position of Commissioner of Major League Baseball. He also served as Chairman of the Executive Council of Major League Baseball from 1992 to 1998. Mr. Selig is a director of Marcus Corporation and a director emeritus of the Green Bay Packers. In addition, he is a director of the Greater Milwaukee Committee and the Milwaukee Club and a trustee of the Boys and Girls Clubs of Greater Milwaukee. He is a founder and vice chairman of Athletes for Youth and co-founder of the Child Abuse Prevention Fund.

Mr. Selig’s individual qualifications include sound judgment, integrity and business management skills gained through his management of several businesses, including his long tenure as Commissioner of Major League Baseball and as chief executive of the Milwaukee Brewers baseball club and his family’s automobile businesses. Mr. Selig’s unique ability to manage by consensus brought change and growth in baseball despite economic and political challenges both inside and outside of baseball. In addition, Mr. Selig is a community leader and an active advisor to several philanthropic organizations.

Paul E. Suckow	Age 64	Director since 2005
Business Fellow and Adjunct Professor, Finance and Economics, Villanova University

Mr. Suckow received a B.S. degree in economics from Bradley University in 1969 and earned an M.B.A. with a concentration in finance from Western Illinois University in 1973. He began his career in finance in 1973 with American National Insurance Company as a securities analyst. In 1975, he became a trust investment officer with First Hutchings-Sealy National Bank. From 1978 to 1981, he was Vice President, Investments, for Sun Insurance Services and from 1981 to 1985, Vice President and Portfolio Manager for Delaware Investment Advisers. From 1985 to 1992, Mr. Suckow was Executive Vice President and Director of Fixed Income Securities for Oppenheimer Management Corporation, and from 1993 to 1999, he served as Executive Vice President and Chief Investment Officer-Fixed Income for Delaware Investment Advisers, Inc. In 1999, he retired from the investment management industry and began a teaching career as a business fellow and adjunct professor of finance and economics at Villanova University. Mr. Suckow is a director of Prandium, Inc. Since 1978, he has been a Chartered Financial Analyst and is a member of the CFA Institute.

Mr. Suckow’s individual qualifications include his financial literacy evidenced by his position as an adjunct professor of finance and economics and his many years of service in the financial and insurance services industries. In addition, Mr. Suckow has served on the advisory boards of many corporations.

2. Ratification of Appointment of Independent Auditor

     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending July 31, 2012, and has further directed that we submit the appointment of the independent auditor for ratification by the stockholders at the 2011 Annual Meeting. PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal year ended July 31, 2011. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2011 Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company’s Amended and Restated By-Laws or otherwise; however, our Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of responsible corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR.

Auditor Fees

     The aggregate fees (including reimbursed expenses) for professional services billed by PricewaterhouseCoopers LLP to us in the fiscal years ended July 31, 2011 (“fiscal 2011”) and 2010 (“fiscal 2010”), were:

Type of Fees	2011	2010
Audit fees (1)	$467,883	$576,842
Audit-related fees (2)	624	30,240

Tax fees (3)
Tax compliance	289,635	246,097
Tax planning	106,300	9,400

All other fees	--	--
Total	$864,442	$862,579

(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) Audit-related fees in fiscal 2010 were fees for advice in connection with an overstatement of supplies inventory at one of our manufacturing facilities.

(3) Tax fees consist of fees for tax compliance and statutory filing preparation (“tax compliance”) and fees for tax planning and advice, both international and domestic (“tax planning”). The tax compliance services consisted primarily of the preparation of original and amended tax returns, claims for refunds and support during any income tax audit or inquiry. The tax planning services consisted primarily of research and advice regarding the effect of new tax laws and regulations.

Pre-Approval of Independent Auditor Services

     No services specifically prohibited by the Sarbanes-Oxley Act of 2002 will be provided to the Company by the independent auditor. Permitted services must be pre-approved by the Audit Committee of our Board of Directors. PricewaterhouseCoopers LLP did not render any services relating to financial information systems design and implementation for fiscal 2011. None of the services described above were approved pursuant to the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

3. Advisory Vote on Executive Compensation

     The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Accounting Officer (“CAO”) and three other executive officers (collectively, “named executive officers”) as defined by Item 402 of Regulation S-K (“Item 402”). This vote is not intended to address any particular element of our executive compensation, but relates to the information disclosed in the Compensation Discussion and Analysis that is part of the Executive Compensation section of this Proxy Statement (“Compensation Discussion and Analysis”) as well as the compensation tables and related narrative disclosures provided pursuant to Item 402. This is an advisory vote, which means it is non-binding on the Company, our Board of Directors or our Compensation Committee. Although the vote is non-binding, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

     As described in detail in the Compensation Discussion and Analysis, our executive compensation program is designed to attract, retain and motivate the executives we need to carry out our strategic plan, mission, goals and values. We seek to align pay and performance by making a meaningful portion of the named executive officers’ incentive compensation at-risk, dependent on achievement of an annual corporate performance target shared by all employees. Additionally, our compensation practices ensure that our programs are aligned with our corporate goals and values. These practices are detailed in the Compensation Discussion and Analysis and include the following:
  We employ all our employees, including the named executive officers, “at will” without any employment contracts.

  None of our employees, including the named executive officers, are entitled to any payment or accelerated benefit upon change in control of the Company unless benefits are provided for in compensation plans that apply to all participants.

  We do not have a prospective severance plan that covers any of our employees, including the named executive officers.

  We do not pay the tax liability associated with reimbursements for the relatively modest perquisites we provide the named executive officers (i.e., no gross-ups).

  All U.S.-based salaried employees, including the named executive officers, receive equivalent benefits and those benefits are similar to the benefits provided to our hourly-paid manufacturing employees.

Accordingly, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the compensation tables, and related narrative and tabular disclosures.”

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION OF THIS PROXY STATEMENT.

4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

     The Dodd-Frank Act also requires that we provide stockholders with the opportunity to select, on an advisory basis, the frequency with which we seek an advisory vote on named executive officer compensation. Stockholders may choose whether they prefer we seek a vote every one, two or three years or they may abstain from voting. As an advisory vote, this proposal is non-binding on the Company. The Compensation Committee and the Board will, however, consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the outcome of the vote, the Board may in the future decide to conduct advisory votes on named executive officer compensation on a more or less frequent basis (but no less frequently than required by law) and may vary its practice based on material changes to the executive compensation programs, the regulatory environment surrounding executive compensation or discussions with stockholders. As required under the Dodd-Frank Act, at least once every six years we will we ask our stockholders to express their preference as to the frequency with which we seek future advisory votes on named executive officer compensation.

     The Board of Directors recommends that future advisory votes on named executive officer compensation be held every three years for the following reasons:
  Our corporate tradition is to capitalize on generational expertise and industry knowledge to create stockholder value over the long term. Similarly, assessing named executive officer compensation better lends itself to review over a longer period of time.

  Our compensation philosophy has been consistently applied historically and does not change significantly from year to year.

  Our executive compensation program includes deferred performance-based cash incentive compensation that vests in three-year periods. An advisory vote every three years will allow our stockholders to properly assess our programs in light of the same period of corporate performance.

  Our Compensation Committee reviews a three-year history of base salary, cash incentive bonus targets and payouts as well as gains on equity awards as part of its review of the compensation of our executive officers. An advisory vote every three years is consistent with this approach.

  A vote every three years will allow enough time for an evaluation of the results of the previous advisory vote on named executive officer compensation and the implementation of changes, if necessary.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “THREE YEARS” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

5. Other Matters

     At this time, our Board of Directors is not aware of any matters not referred to herein that might be presented for action at the 2011 Annual Meeting; however, if any other business should properly come before the meeting, votes may be cast in respect to such matters in accordance with the best judgment of the person or persons acting under the proxies.

CORPORATE GOVERNANCE MATTERS

Controlled Company Status

     Our Board of Directors has determined that the Company is a “controlled company” within the meaning of the NYSE Corporate Governance Standards. This determination is based on the fact that Class B Stock having more than 50% of the aggregate voting power of our Common Stock and Class B Stock is owned by the Jaffee Investment Partnership, L.P., a Delaware limited partnership of which Richard M. Jaffee, his spouse Shirley H. Jaffee and Daniel S. Jaffee are general partners. The remaining three general partners are all children of Richard M. and Shirley H. Jaffee. Richard M. Jaffee has eight of the 20 total votes of the general partners and his spouse also has eight votes.

     As a controlled company, we are entitled to rely on exemptions from the NYSE Corporate Governance Standards that would otherwise require the Company: (a) to maintain a board of directors having a majority of independent directors; (b) to maintain a nominating/corporate governance committee composed entirely of independent directors; and (c) to maintain a compensation committee composed entirely of independent directors. We have elected to rely on all three of these exemptions.

Director Independence

     Our Board of Directors has determined that the directors listed below are independent from our management within the meaning of the SEC’s rules and the NYSE Corporate Governance Standards:

J. Steven Cole	Allan H. Selig
Arnold W. Donald	Paul E. Suckow.

While our Board of Directors has not adopted any categorical standards for independence, in making these determinations the Board of Directors noted that none of Messrs. Cole, Donald, Selig and Suckow:

(a)	receives direct compensation from the Company other than director annual retainers and meeting fees paid to current directors;

(b)	has any relationship with the Company or a third party that would preclude independence under the NYSE Corporate Governance Standards; or

(c)	has any other material relationship with the Company and its management.

In the last three years, we have not made any contributions in excess of $1 million or 2% of our consolidated gross revenues to any tax-exempt organization in which an independent director serves as an executive officer.

Executive Sessions of Non-Management Directors

     Non-management directors meet in executive sessions of our Board of Directors in which management directors (Messrs. Richard M. and Daniel S. Jaffee) and other members of management do not participate. These sessions are scheduled for non-management directors at all regular meetings of our Board of Directors. Under our Corporate Governance Guidelines, the chairman of our Audit Committee (currently Mr. Cole) presides at all executive sessions of non-management and independent directors unless otherwise determined by the directors attending any given executive session.

Board of Directors Committee Membership and Meetings

     The following table sets forth the current membership of the committees of our Board of Directors.

Name	Audit	Compensation	Executive
J. Steven Cole	X*		X
Arnold W. Donald	X
Daniel S. Jaffee			X
Richard M. Jaffee			X*
Joseph C. Miller		X
Michael A. Nemeroff		X
Allan H. Selig		X*
Paul E. Suckow	X
Number of Meetings
in Fiscal 2011	4	2	0

* Chairman

During fiscal 2011, our Board of Directors held four meetings. Each director attended 100% of the aggregate number of meetings of our Board of Directors and of committees on which he served.

Audit Committee

     The Audit Committee Charter sets out the duties and responsibilities of our Audit Committee. Those duties include:
  selection and appointment of the independent auditor, review of its independence and of other services provided by it, and of the fees and other arrangements regarding its services;

  review with the independent auditor and management of the scope of the audit, and of significant financial reporting issues and judgments;

  review with the independent auditor and management of the annual audited financial statements and of the quarterly financial statements and press releases;

  review with the independent auditor and management of the quality and adequacy of internal controls; and

  preparation of the report required by SEC rules to be included in this Proxy Statement.
A copy of our Audit Committee Charter is available on our website at www.oildri.com and will be provided without charge to any person upon request.

     Our Board of Directors has determined that each member of our Audit Committee meets the independence and experience requirements of the NYSE. The Board also has determined that Mr. Cole is an “audit committee financial expert” within the meaning of SEC rules and that he meets the accounting or related financial management expertise standard required by NYSE rules.

Compensation Committee

     Our Compensation Committee is responsible for review and general oversight of our compensation programs, including all programs in which our executive officers participate. Specifically, our Compensation Committee is responsible for:
  determining the compensation, including benefits, of our CEO after reviewing the recommendation of the Chairman of the Board;

  determining the reasonableness of and approving the compensation of our other executive officers as recommended by our CEO (subject to our CEO’s authority to make changes in compensation under certain circumstances during the course of a fiscal year);

  reviewing and approving the reasonableness of performance measures and payout ranges under our annual incentive plan as these relate to our executive officers and setting payout ranges for our CEO;

  administration of our equity incentive plans with assistance from our human resources staff and granting awards under those plans to employees, including our executive officers, and to non-employee directors; and

  making recommendations to our Board of Directors or stockholders on compensation-related matters.
     In carrying out these responsibilities, our Compensation Committee acts on recommendations from and consults with the Chairman of the Board, our CEO and at times our CAO. During fiscal 2011, our Compensation Committee did not retain an executive compensation consultant. Additional details of our processes and procedures for considering and determining executive compensation are in the Compensation Discussion and Analysis.

          In conjunction with the Company’s management, our Compensation Committee has also assessed the Company’s compensation policies and practices for its employees as they relate to the Company’s risk management and risk-taking incentives. Our Compensation Committee has concluded that the Company’s compensation policies and practices for its employees do not create risks or risk-taking incentives that are reasonably likely to have a material adverse effect on the Company.

     Two members of our Compensation Committee, Messrs. Selig and Miller, are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are authorized to act independently with respect to awards made under our equity incentive plans to individuals subject to Section 16 of that act, including our executive officers and directors.

     As allowed by a controlled company exemption from the NYSE Corporate Governance Standards, our Compensation Committee is not composed entirely of independent directors; two members, Messrs. Miller and Nemeroff, have not been determined by our Board of Directors to be independent directors. As also allowed by this controlled company exemption, our Compensation Committee does not have a written charter.

Compensation Committee Interlocks and Insider Participation

     None of the members of our Compensation Committee is or ever has been an executive officer or employee of the Company, except that Mr. Miller served as an officer of the Company from 1989 to 2000. Mr. Nemeroff, a member of our Compensation Committee, is President and Chief Executive Officer of Vedder Price, a law firm that regularly provides services to the Company. There are no Compensation Committee interlocks as defined by SEC rules.

Executive Committee

     Our Executive Committee has all of the powers and authority of our Board of Directors in the management of our business and other affairs, subject only to any limitations provided for in our Certificate of Incorporation and Amended and Restated By-Laws (each as amended from time to time) or imposed by applicable law or the NYSE Corporate Governance Standards. Our Executive Committee does not have a written charter. Our Executive Committee did not hold any meetings during fiscal 2011 and historically has only exercised its authority to act on behalf of the Board in limited circumstances.

Director Nominations

     As allowed by a controlled company exemption from the NYSE Corporate Governance Standards, we do not have a standing nominating committee or other committee of our Board of Directors performing a similar function. As a controlled company, and with six of our eight current directors having served on our Board of Directors for at least 10 years, the Board believes it is appropriate for the Company not to have a nominating committee. It has been our practice, as reflected in our Corporate Governance Guidelines, that our Chairman, Richard M. Jaffee, recommends to the entire Board candidates for nomination to the Board. Directors Richard M. Jaffee, Daniel S. Jaffee, Joseph C. Miller and Michael A. Nemeroff, who have not been determined by the Board to be independent, participate along with the independent directors in the nominating process. Our Board of Directors may also solicit ideas for possible candidates from a number of sources, including our executives, individuals personally known to members of the Board and executive search firms.

     Our Corporate Governance Guidelines provide that a director who would be 75 years of age or older at the time of election may not stand for re-election unless our Board postpones or otherwise waives the age 75 service limit as to that director. At its October 18, 2011 meeting, our Board granted such a waiver with respect to Richard M. Jaffee, our Chairman, J. Steven Cole, chairman of our Audit Committee and Allan H. Selig, chairman of our Compensation Committee. Our Board of Directors considered a waiver of the age 75 service limit in these cases appropriate and in the best interests of the Company in light of Mr. Jaffee’s, Mr. Cole’s and Mr. Selig’s valuable expertise and experience.

     We will consider recommendations from stockholders of potential candidates for service on our Board of Directors. Stockholder recommendations of candidates for possible nomination to our Board of Directors must be in writing and must be given either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary no later than 90 days prior to the anniversary of the date we first mailed our proxy materials for the preceding year’s annual meeting. The recommendation must set forth the candidate’s name, age, business address and residence address; the candidate’s principal occupation or employment; the number of shares of our Common Stock that are beneficially owned by the candidate; a description of all arrangements or understandings between the stockholder making such recommendation and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is being made by the stockholder; detailed biographical data and qualifications and information regarding any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective Board member; and any other information relating to such candidate that would be required to be disclosed in solicitations of proxies for elections of directors, or would otherwise be required, pursuant to SEC rules. The recommendation must also include the name and address, as they appear in our stock records, of the stockholder making the recommendation; the class and number of shares of our stock beneficially owned by the stockholder and the date such shares were acquired by the stockholder; any material interest of the stockholder in such nomination; any other information that would be required to be provided by a proponent of a stockholder proposal pursuant to SEC rules; and a statement from the recommending stockholder in support of the candidate, references for the candidate and an indication of the candidate’s willingness to serve, if elected.

     These director candidate recommendation materials must be sent to the Corporate Secretary at Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213. Properly submitted stockholder recommendations will be given the same consideration and evaluated with the same criteria as internal recommendations.

     In evaluating candidates for director, our Board of Directors seeks directors who will best represent the long-term interests of our stockholders. The Board’s view is that all directors should possess the highest personal and professional ethics, integrity and values. In evaluating the suitability of the candidates, the Board takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, absence of conflicts of interest, length of service and other commitments. Our Board of Directors evaluates these factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole and of committees of the Board. Although we do not have a formal diversity policy, our Board of Directors does consider diversity in evaluating candidates for Board membership. As outlined in our Corporate Governance Guidelines, the Board’s objective in choosing candidates is to assemble membership for each committee of the Board and our Board of Directors as a whole that represents diverse viewpoints that will guide the Company effectively in pursuit of its strategic goals.

Board Leadership Structure and Role in Risk Oversight

     Our Board of Directors does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer. Currently the roles are separate, but have been combined in the past. Under our Corporate Governance Guidelines, we believe that this issue is simply a part of the larger succession planning process and that it is in the best interests of the Company for the Board to make a specific determination whenever either office becomes vacant. Our Board receives regular reports from our CEO, CFO, CAO and other members of our senior management regarding areas of significant risk to the Company, including operational, strategic, legal, regulatory and financial risks. Certain risks that are under the purview of a committee are monitored by that committee, which then reports to the full Board as appropriate. For example, our internal audit function, which identifies and manages a wide area of risk company-wide, reports to the Audit Committee and senior management, who in turn report significant developments to the full Board of Directors. In addition, under its charter, the Audit Committee discusses with management and our independent auditor our risk assessment and risk management policies, as well as our major financial risk exposures and the steps taken to monitor and control such exposures. Similarly, our human resources staff, which identifies and manages compensation risk company-wide, reports to the Compensation Committee and senior management, who in turn report significant developments to the full Board of Directors.

Communication with the Board of Directors

     Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors. It has been our practice, as reflected in our Corporate Governance Guidelines, that all directors attend in person each annual meeting of stockholders. Seven of the eight incumbent members of the Board attended the 2010 annual meeting in person.

     In addition, any stockholder or other interested party may communicate in writing with our Board of Directors, our Audit Committee, our non-management directors, or a particular director by sending a letter addressed to: Board of Directors, Audit Committee, Non-Management Directors, or a particular director at Oil-Dri Corporation of America, c/o Corporate Secretary, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213. Stockholders may also report concerns anonymously in this manner.

Director Compensation

     We seek to provide a competitive compensation program to attract and retain quality non-employee directors. The compensation received by our non-employee directors, other than Richard M. Jaffee (whose consulting agreement is described in the following paragraph), consists of an annual cash retainer of $18,000 and a $3,000 fee for each Board or committee meeting attended in person ($1,500 for attendance by phone). In addition, Mr. Cole received a $12,000 cash retainer as chairman of our Audit Committee and Mr. Selig received a $6,000 cash retainer as chairman of our Compensation Committee. Employee directors do not receive additional compensation for their service on our Board of Directors. Mr. Miller also receives a pension benefit under our pension plan earned during his years of service as an employee.

     We have a consulting agreement with Richard M. Jaffee, Chairman of our Board of Directors, that was originally entered into in October 1989 and has since been amended four times. The agreement expires on January 31, 2012, but will automatically renew for additional one-year periods unless either party gives the other at least 90 days’ prior written notice of termination. Under the terms of the agreement, Mr. Jaffee performs all assignments given him from time to time by our Board of Directors or our CEO. He receives an annual consulting fee of $240,000; he does not receive a retainer or any meeting fees as director. We also provide him with an office and administrative support. In addition, we provide lifetime coverage to Mr. Jaffee and his spouse under our medical plan at no cost to them. This coverage is secondary to the coverage provided to them by Medicare. Because we have a self-insured medical plan, our cost for this coverage is the amount of any actual medical claims we pay. We also pay Mr. Jaffee an annuity of $45,725 annually that he earned during an earlier five years (2001 to 2006) of his consulting agreement. All directors are eligible to defer cash compensation that they receive from the Company into our executive deferred compensation plan. Mr. Jaffee chose to defer the full amount of his consulting fees and his annuity into our executive deferred compensation plan in fiscal 2011. Mr. Jaffee also receives a pension benefit under our pension plan earned during his years of service as an employee.

     The following table sets forth information about compensation paid to our directors for their service in fiscal 2011.

Director Compensation Table

					Change in
					Pension Value
					and
					Nonqualified
	Fees				Deferred
	Earned or		Option	Non-Equity	Compensation
	Paid in	Stock	Awards	Incentive	Earnings	All Other
	Cash	Awards	($)	Compensation	($)	Compensation	Total
Name	($)	($)	(1)	($)	(2)	($)	($)
Richard M. Jaffee	--	--	--	--	$41,691	$240,000	$281,691
Daniel S. Jaffee (3)	--	--	--	--	--	--	--
J. Steven Cole	$52,000	--	--	--	--	--	$52,000
Arnold W. Donald	$32,500	--	--	--	--	--	$32,500
Joseph C. Miller	$32,000	--	--	--	--	--	$32,000
Michael A. Nemeroff	$34,500	--	--	--	--	--	$34,500
Allan H. Selig	$35,000	--	--	--	--	--	$35,000
Paul E. Suckow	$40,000	--	--	--	--	--	$40,000

(1) There were no option awards to directors in fiscal 2011. Option awards outstanding as of July 31, 2011, are shown in the Directors’ Option Awards Outstanding Table below.

(2) The amount shown consists of earnings in excess of 120% of the applicable federal rate on the aggregate balances in our executive deferred compensation plan in which Richard M. Jaffee, Chairman of our Board of Directors, participates. A portion of the aggregate balances in this plan earns a rate of return of 2.5% in excess of Moody’s Annual Average of Yields on Aaa bonds, while the remainder earns a return equal to our long-term cost of borrowing plus 1%. No director other than Mr. Jaffee has elected to participate in this plan. In fiscal 2011, Mr. Jaffee received distributions of $77,447 from his account in this plan associated with deferrals he made while an employee and officer of the Company.

(3) Directors who are also employees do not receive additional compensation for their service on our Board of Directors. See the Summary Compensation Table that is a part of the Executive Compensation section of this Proxy Statement for information regarding Mr. Jaffee’s compensation as our President and Chief Executive Officer.

Directors’ Option Awards Outstanding Table

     As of July 31, 2011, our directors held the following options to purchase shares of our Common Stock.

Name	Number of Shares
J. Steven Cole	12,500
Arnold W. Donald	6,250
Michael A. Nemeroff	12,500
Paul E. Suckow	12,500

Corporate Governance Guidelines and Code of Ethics

     We have adopted Corporate Governance Guidelines and a Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct applies to all our employees, officers and directors. The Corporate Governance Guidelines and the Code of Ethics and Business Conduct are available on our website at www.oildri.com. We will also provide without charge a copy of either or both documents to any person upon request submitted to Investor Relations, Oil-Dri Corporation of America, 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213, telephone (312) 321-1515. As allowed by a controlled company exemption from the NYSE Corporate Governance Standards, we do not have a corporate governance committee.

Certain Relationships and Related Party Transactions

     Our policy concerning related party transactions is a part of our Code of Ethics and Business Conduct. It provides that every employee, officer and director has an obligation to conduct business in a manner that avoids actual or potential conflicts of interest with the Company. Our Code of Ethics and Business Conduct explains what may constitute a conflict of interest, including transactions in which an employee, officer, director or a member of his family receives personal benefits as a result of his position with the Company; transactions between the Company and an employee, officer, director or family member or a firm in which an employee, director or family member has a significant ownership interest; loans to, or guarantees of obligations of, employees, directors or family members; or the acceptance of gifts or special consideration related to our business. All employees or directors who have any influence on transactions involving purchases, sales, contracts or leases are required by our Code of Ethics and Business Conduct to disclose to a senior officer of the Company or to our general counsel the existence of any actual or potential conflict of interest. Each transaction is then evaluated at an appropriate management level to determine if it is in the best interest (or not contrary to the best interest) of the Company, taking into account factors such as whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, under our contract approval policy, all contracts obligating the Company to make an individual payment or aggregate payments greater than $100,000 must be reviewed and approved by our CEO.

     From time to time, we use private aircraft to transport employees for business purposes. The aircraft are available to us as a result of a fractional interest in the aircraft owned by a limited liability company of which Richard M. Jaffee, the Chairman of our Board of Directors, is a co-owner. Each proposed use of the aircraft is evaluated at the appropriate management level to determine if it is in the best interest (or not contrary to the best interest) of the Company, taking into account available commercial airfares, available commercial airline schedules and the business need for the travel in question. For each use of the aircraft by us, we reimburse the limited liability company for its actual costs, including a portion of the management fee charged by the fractional ownership program operator. During fiscal 2011, we paid $45,072 to the limited liability company as a result of our use of the aircraft.

     As a company controlled by the family of its founder, from time to time we employ family members of current and former employees or directors, but only if they are at least as qualified as other applicants. All offers of employment made to family members of current employees must be approved by our CEO.

     We employ Karen Jaffee Cofsky on a part-time basis as Vice President of Compensation and Benefits. She is the daughter of Richard M. Jaffee, the Chairman of our Board of Directors. She is also the spouse of Thomas F. Cofsky and the sister of Daniel S. Jaffee, both of whom are named executive officers of the Company. Mrs. Cofsky’s compensation is based on her education, experience and the responsibilities of her position. For fiscal 2011, Mrs. Cofsky received a salary of $77,917 and a cash award of $7,402 under our annual incentive plan.

     Michael A. Nemeroff, a member of our Board of Directors and of its Compensation Committee, is the President and Chief Executive Officer as well as a director of Vedder Price, a law firm that regularly provides services to the Company. During fiscal 2011, we paid Vedder Price $91,354 for services provided to the Company.

Report of the Audit Committee of the Board of Directors

     The Audit Committee is a standing committee of the Board of Directors composed solely of independent directors in compliance with the NYSE Corporate Governance Standards. In accordance with its written charter (which is available on our website at www.oildri.com), the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of our accounting, auditing, financial reporting and internal controls practices, and our compliance with legal and regulatory requirements.

     Our management is primarily responsible for our financial statements and reporting process, including our accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for auditing our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. PricewaterhouseCoopers LLP is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee oversees the financial reporting process on behalf of the Board. The Audit Committee relies on the expertise and knowledge of our management, internal auditors and independent auditor in carrying out its oversight responsibilities.

     The Audit Committee reviewed and discussed our audited consolidated financial statements and related footnotes for fiscal 2011 and our independent auditor’s report on those financial statements with our management and internal audit manager.

     The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence.

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for fiscal 2011 be included in our Annual Report on Form 10-K for fiscal 2011 filed with the SEC.

AUDIT COMMITTEE

J. Steven Cole, Chairman
Arnold W. Donald
Paul E. Suckow

EXECUTIVE OFFICERS

       The following table gives certain information with respect to our current executive officers.

Name	Principal Occupation for Last Five Years	Age
Daniel S. Jaffee (1)	President and Chief Executive Officer of the Company since 1997.	47

Thomas F. Cofsky (2)	Vice President of Manufacturing of the Company since October 2011; Vice President of Manufacturing and Logistics of the Company from 1999 to October 2011.	51

Douglas A. Graham	Vice President, General Counsel and Secretary of the Company since March 2011; Assistant General Counsel at Commonwealth Edison Company from January 2008 to February 2011; Assistant General Counsel at Exelon Business Services Company from March 2001 to January 2008.	48

Jeffrey M. Libert	Vice President, Chief Financial Officer and Treasurer of the Company since February 2011; Vice President, Finance and Treasurer of the Company from 2005 to February 2011.	45

Daniel T. Smith	Vice President, Chief Accounting Officer and Controller of the Company since February 2011; Vice President and Controller of the Company from 2001 to February 2011.	52

All of our executive officers are appointed annually and serve at the pleasure of our Board of Directors.

(1) Of the persons in this table, only Daniel S. Jaffee is a director. Daniel S. Jaffee is the son of our Chairman of the Board, Richard M. Jaffee, and the brother-in-law of Thomas F. Cofsky.

(2) Thomas F. Cofsky is Daniel S. Jaffee’s brother-in-law and the son-in-law of our Chairman of the Board, Richard M. Jaffee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     This compensation discussion and analysis presents an overview of our compensation program, focusing on the elements of compensation awarded or paid to our executive officers, including the named executive officers. This Compensation Discussion and Analysis, the compensation tables and related narrative and tabular disclosures refer to the named executive officers for fiscal 2011, as defined by Item 402. During fiscal 2011, two of the named executive officers left the Company. Our current executive officers are listed on the preceding page.

Executive Summary

     Our executive compensation program is designed to attract and retain skilled executives and maintain a strong link between corporate financial performance and pay by rewarding achievement of company-wide goals. Our compensation philosophy and objectives emphasize teamwork and close collaboration between executive officers. We employ all executives at-will, without written employment agreements or a prospective severance plan, with limited exception. We provide modest perquisites that are designed to help executives fulfill their duties to the Company. None of our employees, including the named executive officers, are entitled to any payment or accelerated benefit upon change in control of the Company unless benefits are provided for in compensation plans that apply to all participants. We emphasize our core values and belief in teamwork by focusing on one corporate financial target for all salaried employees in our annual incentive plan. The annual incentive plan also involves communication to employees of expectations for the Company’s performance and links Company performance and annual compensation. As a result, our annual incentive plan provides an opportunity for essentially all salaried employees (including our executive officers) to earn a performance-based cash incentive award. Through such broad-based participation, each salaried employee recognizes that he or she can contribute to our success. Finally, our compensation program provides equivalent benefits for all U.S.-based salaried employees and similar benefits for hourly-paid manufacturing employees.

Fiscal 2011

     Our fiscal 2011 corporate financial performance met the threshold for payment of a performance-based cash incentive award, but fell short of the target achievement level listed below. Our adjusted, pre-tax, pre-bonus income of $13,504,000 resulted in cash incentive bonuses being paid to eligible employees exempt from the overtime provisions of the Fair Labor Standard Act (the “FLSA”), including our executive officers, at 38% of target bonus and at 100% of target bonus to eligible employees not exempt from the overtime provisions of FLSA (“non-exempt employees”). The threshold level for earning executive deferred bonus awards was not met; therefore, no executive deferred bonuses were awarded for fiscal 2011 performance. Annual cash and executive deferred bonus awards are shown in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.”

     During fiscal 2011, we made two equity incentive awards to our CEO, Daniel S. Jaffee, and one to our current Vice President and General Counsel, Douglas A. Graham. Our CEO received an award of 4,933 restricted shares of Class B Stock representing the dollar value of the executive deferred bonus award he would have received had he not chosen to be excluded from that portion of our annual incentive plan for fiscal 2010. Those shares will “cliff” vest in full on July 31, 2013. In addition, our CEO received a multi-year award of 125,000 restricted shares of Class B Stock. Of those shares, 25,000 vested on October 6, 2011, and the remaining shares will vest in 25,000 share increments on each of the four subsequent anniversaries of that date, provided Mr. Jaffee is employed by us on those dates. In determining the number of shares for the multi-year award, our Compensation Committee intended that Mr. Jaffee would not receive a similar multi-year award for five years. Upon joining the Company, our Vice President and General Counsel received an award of 2,000 restricted shares of Common Stock all of which will “cliff” vest in full on February 7, 2014, provided Mr. Graham is employed by us on that date. No other equity awards were made to our executive officers during fiscal 2011. All the equity incentive plan awards were made under the terms of our 2006 Long Term Incentive Plan.

     At its October 5, 2011 meeting, our Compensation Committee conducted its annual review of our CEO’s performance, which included a report by the Chairman of our Board of Directors on our CEO’s performance in fiscal 2011. Our Compensation Committee also reviewed the total direct compensation our CEO received in fiscal 2011 (base salary, cash incentive and stock awards). Our Compensation Committee set our CEO’s base salary for fiscal 2012 at $500,000, an increase of 17.6%, to better reflect our Compensation Committee’s view of compensation for similarly situated executives and our CEO’s contributions to the Company.

Compensation Philosophy and Objectives

     Our compensation philosophy is to provide total compensation opportunities, which include base salary, bonus and a full benefits package, that allow us to attract, retain and motivate the people we need to carry out our strategic plan, mission, goals and values. Our Compensation Committee oversees our philosophies and practices in the area of compensation and benefits (generally with regard to all employees and specifically with regard to our executive officers). Our Compensation Committee ensures that the total compensation paid to our executive officers is fair and reasonable.

Compensation Policy

     Our compensation policy is to provide our executive officers and other salaried employees with compensation opportunities that:
  Are competitive with companies of comparable size;

  Align compensation with the Company’s overall performance by including annual incentive opportunities based on Company performance or other pre-determined performance goals and employees’ levels of responsibility; and

  Provide longer-term incentives to executive officers and other senior managers to remain with the Company and contribute to our growth.
     When comparing our executive compensation with pertinent market data, we refer to publicly available salary surveys prepared and published by several large consulting firms and other information reflecting a broad range of entities. The surveys we review provide broad-based compensation data for a vast range of positions. We review these surveys and information to obtain a general understanding of current compensation practices for specific positions. On occasion, we also consult with our outside legal counsel whose expertise is in the area of executive compensation. We do not, however, target our executive officers’ compensation at a certain level or percentage based on other companies’ compensation arrangements. Based on our review of these sources, we believe that our compensation policy approximates the median of the marketplace in base salary and the 70th percentile in total cash compensation, if full target bonus is paid under our annual incentive plan.

Overview of Executive Compensation Program and Components

     Our compensation program generally provides equivalent benefits for all U.S.-based salaried employees and similar benefits for hourly-paid manufacturing employees. We provide additional compensation for our senior managers, including our executive officers designed to reward performance and provide retirement benefits commensurate with the executives’ earnings during their working lives. For fiscal 2011, the principal components of compensation for our executive officers were:
  Base salary;

  Annual performance-based cash incentive compensation;

  Deferred performance-based cash incentive compensation;

  Retirement benefits; and

  Health and welfare benefits and perquisites.
     Base Salary: Prior to the beginning of each fiscal year, our human resources staff presents to our Compensation Committee, for its review and approval, proposed merit increase guidelines and proposed shifts in the mid-points of all salary ranges and any proposed change in salary ranges for the upcoming fiscal year.

     Our Compensation Committee determines the base salary and other compensation to be paid to our CEO for the upcoming year and reviews and approves our CEO’s goals and objectives for that year. In connection with its review and determination, our Compensation Committee considers the input of the Chairman of our Board of Directors, who conducts a detailed review of the performance of our CEO at the end of each fiscal year and presents that review to our Compensation Committee at its first regular meeting of each fiscal year. At that time, our Chairman also presents his recommendation for any change in base salary or other compensation components for our CEO and his recommendation for our CEO’s goals and objectives for the upcoming year.

     Our Compensation Committee determines the reasonableness of and approves the compensation of our other executive officers as recommended by our CEO. In connection with such determinations, our CEO reviews the performance of, and proposes salary increases for, all managers who report to him, including executive officers other than himself. Any increases are generally based upon the individual’s performance during the previous year and/or any significant change in responsibilities for the upcoming year. Our Compensation Committee reviews the reasonableness of any proposed changes in base salary and the total compensation package provided to our executive officers. In conducting its review and making its determinations, our Compensation Committee reviews a three-year history of base salary, cash incentive bonus targets and payouts, and gains on equity awards, prepared by our human resources staff. During the fiscal year, our CEO may change the base salary of the managers who report to him, including our executive officers, without prior approval of our Compensation Committee, due to significant changes in the individual’s responsibilities, to be competitive in the market or for other business reasons. Our CEO exercised this authority during fiscal 2011 with respect to our CAO, as shown below.

     During fiscal 2011, increases in base salary for the named executive officers were as follows:

Name	Type of Increase	$ of Increase (1)	% of Increase (2)
Daniel S. Jaffee	Merit	$25,000	6.25%
Jeffrey M. Libert	Merit	$5,100	2.95%
Daniel T. Smith (3)	Merit & Promotion	$7,500	4.52%
Thomas F. Cofsky	Merit	$4,300	1.97%
Andrew N. Peterson	Merit	$5,000	2.13%
Charles P. Brissman	None	--	0.0%

(1) For Messrs. Jaffee, Libert, Smith and Cofsky, the “$ of Increase” is the difference in dollars between the base salary in effect at July 31, 2010 (the end of fiscal 2010) and the base salary in effect at the end of fiscal 2011. The amounts shown for Messrs. Peterson and Brissman reflect the difference in dollars between the base salary in effect at the end of fiscal 2010 and the base salary in effect at the end of each individual’s employment with the Company. Not all of the salary adjustments were effective at the beginning of fiscal 2011; some were effective later in the fiscal year.

(2) The “% of Increase” is the dollar increase as a percent of base salary in effect at the end of fiscal 2010.

(3) Mr. Smith, our CAO, received a merit increase and subsequently an additional increase upon assuming additional responsibilities as CAO. Thus, his salary increase reflects two increases effective at different dates during the fiscal year.

     Annual and Deferred Incentive Compensation: Our annual incentive plan provides for a target bonus equal to a percentage of each eligible employee’s annual base salary. This percentage is generally determined by salary grade, which reflects the level of responsibility and expected contribution of the employee’s position to our financial results. For employees in the higher salary grades (including our executive officers), a larger proportion of their compensation takes the form of at-risk incentive compensation than is the case for employees in the lower salary grades. For some of these employees, there is also an opportunity to earn an executive deferred bonus award. As part of its annual review of executive compensation, our Compensation Committee sets the bonus opportunity as a percent of base salary for our CEO and determines the reasonableness of the bonus opportunity proposed by our CEO for our other executive officers.

     Annual Incentive Compensation: Our annual incentive plan provides for the possibility of awards based on corporate financial performance. This measure serves to unite all salaried employees to work together to improve the Company’s performance. Generally, if we meet our corporate financial performance target, full target bonus is paid to each eligible employee exempt from FLSA (“exempt employees”). If we fail to meet our corporate financial performance target but meet certain financial performance thresholds, a bonus of less than 100% of target bonus may be paid. If we exceed our corporate financial performance target, bonuses above 100% of target may be paid; however, no employee can receive a bonus greater than 200% of target under this plan. Non-exempt employees would earn 100% of target bonus at the threshold level and at the other levels listed below.

     Deferred Incentive Compensation: Our annual incentive plan also provides the opportunity for our senior managers, including our executive officers, to earn an executive deferred bonus award. This award is designed to reward and retain talented executives. Payment of executive deferred bonus awards is deferred until the vesting date established for each fiscal year’s award. The annual incentive plan also provides for payout of executive deferred bonus awards upon death, retirement, disability or a change in control of the Company. We have established bookkeeping accounts for all executive deferred bonus awards, which earn interest at a rate equal to our long-term cost of borrowing plus 1%. At the request of our CEO and our Vice President of Manufacturing respectively, neither was eligible for an executive deferred bonus award for fiscal 2011. All of our other executive officers were eligible. Executive deferred bonuses, if awarded for fiscal 2011 performance, would be deferred and paid in full at the end of three years (July 31, 2014) provided the executive is still employed by us at that time. Our fiscal 2011 performance did not meet the threshold for earning executive deferred bonus awards; therefore, no executive deferred bonus awards were made for fiscal 2011.

     Operation of the Annual Incentive Plan: At the beginning of each fiscal year, our CEO presents to our Compensation Committee his proposal for the performance measures that will determine calculation of the incentive bonus for that year, along with specific performance targets and payout ranges. Our CAO may participate in this presentation as well. Our Compensation Committee reviews these performance measures, targets and payout ranges and determines their reasonableness as they relate to the total compensation of our executive officers.

     For fiscal 2011, the performance measure under the annual incentive plan was our adjusted pre-tax, pre-bonus income as compared with pre-tax, pre-bonus income specified in our fiscal 2011 annual incentive plan. Our adjusted pre-tax, pre-bonus income for fiscal 2011 was determined by adjusting pre-tax income as shown in our fiscal 2011 audited consolidated financial statements as follows: (i) adding the entire amount of annual incentive plan bonus, both cash and executive deferred, awarded for fiscal 2011; and (ii) subtracting the amortization for prior years’ executive deferred bonus awards. As a result of these adjustments, the financial performance measure under the annual incentive plan takes into consideration the full amount of any executive deferred bonus in the fiscal year for which it is awarded, rather than amortizing that bonus over its vesting period.

     Under that performance measure and after the effect of the adjustments described above, exempt employees, including our executive officers, would earn bonuses as shown below:

	Adjusted Pre-Tax	% of Target
	Pre-Bonus Income	Bonus Earned
Threshold	$12,637,000	25%
Target	$17,341,000	100%
Maximum	$23,313,000	200%
Actual	$13,504,000	38%

Additional targets were also specified. If performance fell between two of the specified targets, the target bonus payment percentage would be prorated. No executive deferred bonus was to be awarded unless 75% of target bonus was earned. Non-exempt employees would earn 100% of target bonus if payout were made at any of the levels listed above.

     The bonus opportunity for fiscal 2011 as a percent of base salary for the named executive officers is shown below:

	Bonus Opportunity as a % of Base Salary
	Threshold				Target			Maximum
	Cash
	Only	Deferred
	(1)	(2)
	Cash	Cash	Defer	Total	Cash	Defer	Total	Cash	Defer	Total
	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus
Daniel S. Jaffee (3)	12.50%	37.50%	0.00%	37.50%	50.00%	0.00%	50.00%	100.00%	0.00%	100.00%
Jeffrey M. Libert	7.50%	22.50%	9.00%	31.50%	30.00%	12.00%	42.00%	60.00%	24.00%	84.00%
Daniel T. Smith	7.50%	22.50%	9.00%	31.50%	30.00%	12.00%	42.00%	60.00%	24.00%	84.00%
Thomas F. Cofsky (3)	10.00%	30.00%	0.00%	30.00%	40.00%	0.00%	40.00%	80.00%	0.00%	80.00%
Andrew N. Peterson (4)	10.00%	30.00%	18.75%	48.75%	40.00%	25.00%	65.00%	80.00%	50.00%	130.00%
Charles P. Brissman (4)	8.25%	24.75%	9.90%	34.65%	33.00%	13.20%	46.20%	66.00%	26.40%	92.40%

(1) The threshold for payment of a cash bonus was adjusted pre-tax, pre-bonus income corresponding to the achievement of 84% of our fiscal 2011 annual incentive plan. That achievement level would result in payment of 25% of target cash bonus. No executive deferred bonus would be awarded at that level of performance.

(2) The threshold for earning of an executive deferred bonus award was adjusted pre-tax, pre-bonus income corresponding to the achievement of 95% of our fiscal 2011 annual incentive plan. That achievement level would result in an award of 75% of target bonus for both cash and executive deferred bonuses.

(3) At the request of each of Messrs. Jaffee and Cofsky, neither was eligible for an executive deferred bonus award for fiscal 2011.

(4) Although under our fiscal 2011 annual incentive plan Messrs. Peterson and Brissman were each eligible for payment of a cash bonus and earning of an executive deferred bonus, neither individual may satisfy the payment or accrual conditions for any award under our fiscal 2011 annual incentive plan since the employment of both individuals ended during the fiscal year.

     Our CEO may exercise discretion in determining the incentive bonus to be paid under the annual incentive plan to any employee, including our executive officers (except himself), by:
  Increasing or decreasing any participant’s percent of corporate financial performance bonus earned by up to 25 percentage points, subject to limitations specified in the annual incentive plan. For example, if according to the corporate financial performance measure 75% of the corporate financial performance bonus has been earned, our CEO may adjust an individual participant’s percent of corporate financial performance bonus earned to as little as 50% or as much as 100%.

  Adjusting individual executive deferred bonus awards downward or upward, based on the participant’s individual performance and/or the performance of the participant’s department or division.

  Awarding a bonus under the annual incentive plan of up to 25% of target bonus (and up to 100% of target bonus for non-exempt employees) if the Company fails to achieve the minimum performance otherwise required for payment of an award, such discretion having been granted by our Compensation Committee for fiscal 2011.

     At its October 5, 2011 meeting, our Compensation Committee reviewed the annual incentive plan performance measure and targets suggested by our CEO for the fiscal year beginning August 1, 2011 (“fiscal 2012”). The performance measure continues to be corporate financial performance as measured by achievement of target pre-tax, pre-bonus income as specified in the fiscal 2012 annual incentive plan. Annual incentive plan target pre-tax, pre-bonus income for fiscal 2012 will be determined by adjusting pre-tax income as shown in our fiscal 2012 audited consolidated financial statements in the same manner as described above for fiscal 2011.

     Retirement Benefits: We seek to retain highly qualified executives, including our executive officers, and reward them for their service, by providing the following retirement benefit plans:
  Defined benefit pension plan;

  Supplemental executive retirement plan (“SERP”);

  Defined contribution retirement plan; and

  Executive deferred compensation plan.
Retirement benefits under these plans are funded by a combination of employer and employee contributions as described below, thus encouraging employees to take an active part in saving for their own retirement years.
  Defined benefit pension plan: All U.S.-based employees participate in our Company-funded defined benefit pension plan. For salaried employees, the pension plan provides for pension benefits based on credited years of service and certain cash compensation (principally, base salary and commissions) earned during the highest paid consecutive five years during the last 10 years of employment. Our hourly-paid manufacturing employees also participate, but with a different pension benefit formula.

  SERP: Our SERP provides benefits that would have been provided under our pension plan absent the Internal Revenue Code of 1986, as amended (the “Code”), limitations on benefits and on compensation for purposes of calculating benefits, offset by the actual pension benefits. Benefits under the SERP will be paid from our general assets. All employees whose pension plan benefits are limited by the Code will participate in the SERP. Currently, our CEO is the only participant.

  Defined contribution retirement plan: All U.S.-based employees are eligible to participate in our 401(k) retirement savings plan. Employees may contribute from 2% to 50% of eligible compensation on a tax-deferred basis, subject to Code limits. We make a matching contribution of $0.50 for each $1.00 of the first 4% of compensation that employees contribute.

  Executive deferred compensation plan: We provide an executive deferred compensation plan to assist executives and non-employee directors in saving for retirement or other financial needs. All executive officers are eligible to participate in this plan. Participating executives may defer up to 50% of base salary and 100% of annual incentive bonus into the plan. We make no contributions. Executives’ deferrals earn a return equal to our long-term cost of borrowing plus 1%.
     Retirement Benefits for the Named Executive Officers shown in the Tables:
  Summary Compensation Table: The actuarial change in pension and SERP benefits and earnings in excess of 120% of the applicable federal rate on deferred compensation plan balances are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. Our contribution to the 401(k) retirement savings plan is included in the “All Other Compensation” column of that table.

  Pension Benefits Table: The present value of the accumulated benefits under the pension plan and the SERP is shown in the “Present Value of Accumulated Benefits” column of the Pension Benefits Table.

  Nonqualified Deferred Compensation Table: Contributions by the named executive officers to our executive deferred compensation plan are shown in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table. Earnings on balances in that plan are included in the “Aggregate Earnings in Last Fiscal Year” column of that table.
     Other Benefits: We provide health and welfare benefits, including medical and dental coverage and life and long-term disability insurance, which are available to our executive officers on the same terms as they are available to other employees. These benefits help us attract and retain talented employees and provide assistance to current employees and their families.

     We provide limited perquisites to the named executive officers to assist them in carrying out their duties. These perquisites may include a car allowance and paid parking. The value of these benefits is included in the “All Other Compensation” column of the Summary Compensation Table.

     Employment and Severance Arrangements: We do not generally enter into written employment or prospective severance agreements with our executive officers, nor do we have a prospective severance plan that covers any of our executive officers. We did, however, agree with Charles P. Brissman at the time of his employment that he would receive a minimum of six months’ severance pay consisting of base salary and medical benefits if he were terminated without cause after two years or more of employment. Our only other provisions for benefits upon termination of employment or change in control are in existing compensation plans and apply to all participants in those plans. For example, our equity incentive plans contain provisions for immediate vesting of benefits upon change in control, retirement, disability or death. The Benefits Upon Termination or Change in Control Table contains additional information concerning benefits upon the termination of employment of the named executive officers.

     Long-Term Equity Incentives: We favor performance-based cash incentives under our annual incentive plan over the use of equity incentive compensation. We continue to recognize, however, that long-term equity incentive compensation can be important in attracting and retaining key employees and outside directors. Generally, we limit long-term equity incentive compensation awards to newly hired or promoted employees and to our CEO. Grants to our CEO have historically consisted of annual equity awards associated with his wish to be excluded from the executive deferred bonus portion of our annual incentive plan and periodic, multi-year equity awards intended to provide additional incentive.

     At its October 5, 2011 meeting, our Compensation Committee stated its current intention to grant to our CEO and our Vice President of Manufacturing, at a meeting following the end of fiscal 2012, awards of restricted shares of Class B Stock under the terms of our 2006 Long Term Incentive Plan, if each executive would have received an executive deferred bonus award as a result of our corporate financial performance in fiscal 2012 had they each been participants in that portion of our annual incentive plan. (As was the case in fiscal years 2008 through 2011, our CEO has requested that he not be eligible for an executive deferred bonus award in fiscal 2012. Our Vice President of Manufacturing has also made this request for fiscal 2012, as he did for fiscal 2011. Corporate financial performance for fiscal 2011 did not meet the performance threshold for an award, however.) If corporate financial performance for fiscal 2012 meets the performance threshold for an award, an award may be granted for fiscal 2012 performance. If an award is granted, we anticipate that the number of restricted shares awarded would be determined by dividing the amount, if any, of an executive deferred bonus award each executive would have received under our annual incentive plan for fiscal 2012, had they each been participants in that portion of our annual incentive plan, by the average closing sale price of our Common Stock for the 30 trading days preceding the date of the grant (or other similar measure determined to be appropriate by our Compensation Committee).

     Equity Grant Practices: We have a formal equity grant policy, adopted by our Board of Directors in 2007, which provides that equity awards generally should be made by our Compensation Committee at a regularly scheduled meeting or by our CEO under limited authority granted to him. Our CEO may make grants of either stock options or restricted stock, but the total number of either stock options or shares of restricted stock that our CEO may grant is limited, and the maximum employee award is designated by the employee’s salary grade. Our CEO may generally make awards only four times each year, during the two-week period beginning the third business day following our quarterly earnings release. If the grant date is not a NYSE trading day, then the grant date will be the immediately preceding NYSE trading day. Only our Compensation Committee, however, may make grants to our executive officers or directors or eligible members of their immediate families.

     Prior to the adoption of our formal policy, in the case of grants made by our Compensation Committee, the grant date has either been the date our Compensation Committee met and approved grants or signed a unanimous written consent, or a future date specified in our Compensation Committee’s resolution, such as the date of hire of a new employee. In the case of grants made by our CEO, the grant date has been the date a formal grant authorization was signed by our CEO. The exercise price has always been the closing sale price of our Common Stock on the date of grant.

     Stock Ownership Guidelines: We do not have guidelines or requirements for stock ownership by our executive officers or our directors.

Tax and Accounting Implications

     Limitation on Tax Deductibility: Section 162(m) of the Code limits to $1 million the tax deduction we may take for compensation paid to our CEO and the other named executive officers unless the compensation is “performance-based” and paid under a formal compensation plan that meets the Code’s requirements. Currently, awards made by our Compensation Committee do not qualify for the “performance-based” exception to the limitation on deductibility. Historically, Section 162(m) has not had a material effect on our compensation philosophy, tax planning or financial reporting. To maintain flexibility, however, we have no policy requiring that all compensation paid to the named executive officers be fully deductible.

     Nonqualified Deferred Compensation: We intend that all of our benefit plans comply with Section 409A of the Code. We amended and restated all of our benefit plans that include deferred compensation elements in compliance with Section 409A. We believe we have been operating in good faith with Section 409A since its January 1, 2005 effective date.

     Accounting for Stock-Based Compensation: We account for stock-based payments under our equity incentive plans in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

Report of the Compensation Committee of the Board of Directors

     The Compensation Committee reviewed and discussed with our management the foregoing Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Allan H. Selig, Chairman
Joseph C. Miller
Michael A. Nemeroff

Summary Compensation Table

     The following table summarizes the total compensation the Company paid or accrued for services provided by the named executive officers.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards	Awards	Compensation	Earnings	Compensation
Name and Principal	Fiscal	Salary	Bonus	($)	($)	($)	($)	($)	Total
Position	Year	($)	($)	(1)	(1)	(2)	(3)	(4)	($)
Daniel S. Jaffee	2011	$425,000	--	$2,835,138	--	$80,750	$83,793	$42,823	$3,467,504
President and Chief	2010	$400,000	--	$78,248	--	$262,000	$94,672	$31,863	$866,783
Executive Officer	2009	$400,000	--	--	--	$192,000	$104,234	$37,301	$733,535

Jeffrey M. Libert	2011	$174,300	--	--	--	$19,870	$23,339	$15,961	$233,470
Vice President,	2010	$172,600	--	--	--	$94,965	$24,597	$17,001	$309,163
Chief Financial
Officer and Treasurer (5)

Daniel T, Smith	2011	$170,849	--	--	--	$19,477	$16,043	$8,980	$215,349
Vice President,
Chief Accounting
Officer and Controller (5)

Thomas F. Cofsky	2011	$221,942	--	--	--	$33,735	$47,215	$22,929	$325,821
Vice President of	2010	$218,000	--	--	--	$159,925	$54,686	$25,906	$458,517
Manufacturing	2009	$217,167	--	--	--	$116,749	$52,221	$22,771	$408,908

Andrew N. Peterson	2011	$127,385	--	--	--	--	$17,334	$70,522	$215,241
Former Vice President,	2010	$235,000	--	--	--	$172,396	$30,905	$21,112	$459,413
Chief Financial	2009	$235,000	--	--	--	$126,336	$23,069	$18,246	$402,651
Officer (6)

Charles P. Brissman	2011	$52,054	--	--	--	--	$9,551	$113,298	$174,903
Former Vice President,	2010	$202,000	--	--	--	$122,255	$21,384	$18,568	$364,207
General Counsel and	2009	$200,250	--	--	--	$88,815	$19,281	$16,825	$325,171
Secretary (7)

(1) The amounts reported reflect the grant date fair value of awards computed in accordance with ASC 718. For stock awards, the grant date fair value is the number of shares granted multiplied by the closing price of our Common Stock on the award date. For option awards, the grant date fair value is the number of shares granted multiplied by the Black Scholes value. The assumptions used in the Black Scholes calculation are disclosed in Note 7 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2011. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized. There were no new option awards to the named executive officers during fiscal 2011.

(2) The 2011 amounts reflect award of 38% of target cash bonuses under our annual incentive plan for fiscal 2011. Cash bonuses earned are paid following completion of the specified fiscal year. If earned, executive deferred bonus award amounts would also appear in this column, subject to the payment conditions under our annual incentive plan as described under “Compensation Discussion and Analysis – Annual and Deferred Incentive Compensation.” No executive deferred bonuses were awarded for fiscal 2011 performance.

(3) The amounts shown in this column for fiscal 2011 are described in the following table:

Change in Pension Value and Nonqualified Deferred Compensation Earnings Table

		Nonqualified
		Deferred
	Change in	Compensation
	Pension Value	Earnings
	($)	($)
Name	(1)	(2)(3)	Total
Daniel S. Jaffee	$74,196	$9,597	$83,793
Jeffrey M. Libert	$22,087	$1,252	$23,339
Daniel T. Smith	$12,804	$3,239	$16,043
Thomas F. Cofsky	$38,003	$9,212	$47,215
Andrew N. Peterson	$17,334	--	$17,334
Charles P. Brissman	$9,551	--	$9,551

(1) The amounts shown include the increase in the actuarial present value of benefits under our pension plan during the fiscal year. For Messrs. Jaffee and Peterson, the amount shown also includes the increase in the actuarial present value of benefits under our SERP.

(2) The amount shown for Mr. Jaffee represents earnings from our executive deferred compensation plan that exceed 120% of the applicable federal rate. The amounts shown for Messrs. Cofsky and Smith each represent earnings from our executive deferred compensation plan and earnings from the executive deferred bonus portion of our annual incentive plan that exceed 120% of the applicable federal rate. The amount shown for Mr. Libert represents earnings from the executive deferred bonus portion of our annual incentive plan that exceed 120% of the applicable federal rate.

(3) The amounts shown for Messrs. Peterson and Brissman are zero because neither elected to defer any compensation into our executive deferred compensation plan and neither individual may satisfy the payment or accrual conditions for any earnings on prior year awards from the executive deferred bonus portion of our annual incentive plan since the employment of both individuals ended during the fiscal year.

(4) The amounts shown in this column for fiscal 2011 are described in the following table:

			All Other Compensation Table
		Dividends
		on
		Unvested	Interest Earned	401(k) Plan	Post –
		Restricted	on Executive	Company	Termination
	Perquisites	Stock	Deferred Bonus	Matching	Compensation
	($)	($)	($)	Contributions	($)	Total
Name	(1)	(2)	(3)(4)	($)	(5)	($)
Daniel S. Jaffee	$11,299	$26,139	--	$5,385	--	$42,823
Jeffrey M. Libert	$6,384	--	$4,792	$4,785	--	$15,961
Daniel T. Smith	$2,580	--	$4,691	$1,709	--	$8,980
Thomas F. Cofsky	$10,580	--	$8,164	$4,185	--	$22,929
Andrew N. Peterson	$3,325	--	--	$2,752	$64,445	$70,522
Charles P. Brissman	$1,533	--	--	$2,375	$109,390	$113,298

(1) Perquisites for the named executive officers generally consist of auto allowances, paid parking and airline executive club memberships. The amounts shown reflect the actual cost to us for providing these perquisites. The perquisites received by Mr. Jaffee consisted of the following that were paid by the Company: $6,300 auto allowance, $4,080 parking, $574 remote Internet access and $345 airline executive club membership. The perquisites received by Mr. Cofsky consisted of the following which were paid by the Company: $6,300 auto allowance, $4,080 parking, and $200 remote Internet access.

(2) Amounts shown represent dividend payments on unvested shares of restricted stock held by the named executive officers that are reportable as ordinary income.

(3) Executive deferred bonuses awarded under our annual incentive plan earn interest at a rate equal to our long-term cost of borrowing plus 1% as described above under “Compensation Discussion and Analysis – Annual and Deferred Incentive Compensation.” The amounts shown are the interest earned on all unvested executive deferred bonus awards, regardless of the fiscal year in which the awards were earned.

(4) The amounts shown for Messrs. Peterson and Brissman are zero because neither may satisfy the payment or accrual conditions for any earnings on prior year awards from the executive deferred bonus portion of our annual incentive plan since the employment of both individuals ended during the fiscal year.

(5) Amounts shown represent unused vacation time, salary continuation and health care premiums paid on behalf of Messrs. Peterson and Brissman.

(5) Our Board appointed Mr. Libert as CFO and Mr. Smith as CAO effective February 10, 2011. Mr. Libert has been a named executive officer since fiscal 2010; Mr. Smith became a named executive officer as a result of his appointment as CAO.

(6) The amounts shown represent compensation earned and paid during fiscal 2011, including any amounts paid following the end of Mr. Peterson’s employment on February 10, 2011.

(7) The amounts shown represent compensation earned and paid during fiscal 2011, including any amounts paid following the end of Mr. Brissman’s employment on November 2, 2010.

Grants of Plan-Based Awards during Fiscal 2011

     The following table discloses certain information regarding grants of plan-based awards to the named executive officers during fiscal 2011.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Equity Plan Awards (2)
	Threshold		Target		Maximum
								All
								Other
								Stock
								Awards:	Grant
								Number	Date Fair
								of	Value of
	Cash	Deferred	Cash	Deferred	Cash	Deferred		Shares	Stock
	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus	Grant	of Stock	Award
Name	($)	($)	($)	($)	($)	($)	Date	(3)	(4)
Daniel S. Jaffee	$53,125	--	$212,500	--	$425,000	--	10/6/2010	4,933	$107,638
							10/6/2010	125,000	$2,727,500
Jeffrey M. Libert	$13,073	$15,687	$52,290	$20,916	$104,580	$41,832
Daniel T. Smith	$12,814	$15,376	$51,255	$20,502	$102,510	$41,004
Thomas F. Cofsky	$22,194	--	$88,777	--	$177,553	--
Andrew N. Peterson (5)	$24,000	$45,000	$96,000	$60,000	$192,000	$120,000
Charles P. Brissman (5)	$16,665	$19,998	$66,660	$26,664	$133,320	$53,328

(1) The amounts represent the potential range of cash bonus awards and executive deferred bonus awards targeted for fiscal 2011 performance under our annual incentive plan. For a discussion of the performance metrics applicable to these awards, see “Compensation Discussion and Analysis – Operation of the Annual Incentive Plan” above. Unless otherwise indicated, the table refers to these amounts in future terms, but the amounts may have already been paid or accrued to the named executive officers’ accounts. The full amounts of cash and executive deferred bonuses awarded for fiscal 2011 are disclosed in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.”

(2) Granted by our Compensation Committee under our 2006 Long Term Incentive Plan as described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above.

(3) An award of 4,933 restricted shares of Class B Stock that vest on July 31, 2013. An award of 125,000 restricted shares of Class B Stock of which 25,000 shares vested on October 6, 2011 and an additional 25,000 shares will vest on each of the four subsequent anniversaries of that date.

(4) Amount represents the total fair value of restricted stock granted in fiscal 2011 under ASC 718.

(5) Although under our fiscal 2011 annual incentive plan Messrs. Peterson and Brissman were each eligible for payment of a cash bonus and earning of an executive deferred bonus, neither individual may satisfy the payment or accrual conditions for any award under our fiscal 2011 annual incentive plan since the employment of both individuals ended during the fiscal year. The amounts listed reflect the amount each officer was eligible to earn under our annual incentive plan given the salary level in effect at the end of each individual’s employment with the Company.

Outstanding Equity Awards at Fiscal 2011 Year End

     The following table provides information on the unexercised stock options and unvested restricted stock held by the named executive officers as of July 31, 2011. The options held by Messrs. Jaffee and Cofsky are for shares of Class B Stock. The options held by the other named executive officers are for shares of Common Stock.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or	Shares or Units
	Unexercised	Unexercised	Option		Units of Stock	of Stock That
	Options	Options	Exercise	Option	That Have	Have Not Vested
	(#)	(#)	Price	Expiration	Not Vested	($)
Name	Exercisable	Unexercisable	($)	Date	(#)	(4)
Daniel S. Jaffee	15,625	--	$9.432	9/23/2013	5,182 (1)	$107,216
					4,933 (2)	$102,064
					125,000 (3)	$2,586,250

Jeffrey M. Libert	12,500	--	$9.112	6/10/2013

Daniel T. Smith	--	--

Thomas F. Cofsky	6,250	--	$9.432	9/23/2013

Andrew N. Peterson	--	--

Charles P. Brissman	--	--

     All option awards listed have a 10-year term. Except as otherwise noted below, all the option awards vest ratably over four years commencing on the second anniversary of the grant date.

(1) Restricted shares of Class B Stock awarded October 15, 2009, will vest on July 31, 2012.

(2) Restricted shares of Class B Stock awarded October 6, 2010, will vest on July 31, 2013.

(3) Restricted shares of Class B Stock awarded October 6, 2010, of which 25,000 shares vested October 6, 2011, and an additional 25,000 shares will vest on each of the four subsequent anniversaries of that date.

(4) Market value calculated using the closing sale price of our Common Stock on July 29, 2011, the last trading day of fiscal 2011, which was $20.69.

Option Exercises and Stock Vested for Fiscal 2011

     The following table provides information for the named executive officers on:
  the number of shares of the Company’s stock acquired and the value received from stock option exercises during fiscal 2011; and

  the number of restricted shares of the Company’s stock that vested and the value received upon vesting during fiscal 2011.
The shares acquired by Messrs. Jaffee and Cofsky were shares of Class B Stock. The shares acquired by the other named executive officers were shares of Common Stock.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
	Exercise	($)	Vesting	($)
Name	(#)	(1)	(#)	(1)
Daniel S. Jaffee	--	--	17,500	$366,625
Jeffrey M. Libert	10,000	$169,646	--	--
Daniel T. Smith	--	--	--	--
Thomas F. Cofsky	18,750	$301,813	--	--
Andrew N. Peterson	31,250	$226,074	--	--
Charles P. Brissman	12,500	$146,250	--	--

(1) The Value Realized on Exercise or Vesting represents the difference between the fair market value of our Common Stock on the date of exercise (or vesting, in the case of restricted stock) and the grant price, multiplied by the number of shares acquired or vested.

Pension Benefits for Fiscal 2011

     Defined benefit pension plan: All U.S.-based employees participate in our non-contributory, tax-qualified, defined benefit pension plan once they reach age 21 and complete one year of service. For salaried employees, including the named executive officers, the pension plan provides for pensions based on credited years of service (capped at 30 years) and Final Average Compensation.

     The normal form of benefit is a life annuity with five years certain, payable at normal retirement age. The standard form of payment for a participant who is married is a 50% joint and survivor annuity. Other forms of benefit are available. Each form of benefit has approximately the same relative value. The formula for computation of the normal form of benefit is:

	0.55%	of Final Average Compensation
+	0.55%	of Final Average Compensation that exceeds
		Social Security Covered Compensation
	Multiplied by years of credited service

     Final Average Compensation is the monthly average of the participant’s compensation paid during the highest paid consecutive five years during the last 10 years of employment. Compensation for pension plan purposes consists of certain cash compensation, principally base salary and commissions. Social Security Covered Compensation is the average of the taxable wage bases in effect for each calendar year in the 35-year period ending with the year the participant attains Social Security retirement age.

     A participant’s right to an accrued benefit becomes non-forfeitable after five years of vesting service. Normal retirement age under the plan is age 65, or the date a participant completes five years of vesting service, if later. Salaried participants who have 10 years of service can receive actuarially reduced early retirement benefits as early as age 55. The present value of the accumulated benefit is the same regardless of whether a participant begins to receive benefits at age 65 or at an earlier age. We do not subsidize early retirement benefits.

     If a married participant with a non-forfeitable benefit dies prior to commencement of benefit payments, the participant’s spouse will be entitled to a survivor annuity equal to the amount the spouse would have been entitled to receive under a 50% joint and survivor annuity.

     SERP: Our SERP provides benefits that would have been provided under our pension plan absent Code limitations on benefits and on compensation for purposes of calculating benefits, offset by the actual pension benefits. All employees whose pension plan benefits are limited by those Code limitations may participate in the SERP. Currently, Daniel S. Jaffee is the only participant. Benefits provided under the SERP are paid in five equal annual installments beginning six months after the participant’s separation from service; however, if upon termination of employment the present value of the participant’s accumulated benefits does not exceed $50,000, payment will be made in a lump sum, as soon as administratively feasible after the first day of the calendar month that follows six months of separation from service.

     The following table shows the present value of the accumulated benefits under the pension plan and under the SERP for each of the named executive officers. No payments were made to any named executive officer under the pension plan or the SERP during fiscal 2011.

		Number of Years
		of Credited	Present Value of
		Service	Accumulated Benefits
		(#)	($)
Name	Plan Name	(1)	(2)
Daniel S. Jaffee	Pension Plan	23.75	$222,184
	SERP	23.75	$190,341
Jeffrey M. Libert	Pension Plan	21.65	$114,859
Daniel T. Smith	Pension Plan	10.79	$69,100
Thomas F. Cofsky	Pension Plan	24.33	$214,564
Andrew N. Peterson (3)	Pension Plan	6.34	$106,406
	SERP	6.34	$606
Charles P. Brissman	Pension Plan	8.03	$72,606

(1) Credited service is actual years of employment with the Company.

(2) The assumed retirement age used to calculate the actuarial present value for each named executive officer’s accumulated benefits is age 65, the age at which each named executive officer would be eligible to receive unreduced benefits. The other assumptions used are the same as those used to prepare the pension disclosures in Note 8 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2011.

(3) Mr. Peterson is no longer a participant in our SERP. Under the terms of our SERP, because Mr. Peterson’s benefits under the SERP did not exceed $50,000, the present value of Mr. Peterson’s accumulated benefits in the SERP as of September 1, 2011, was paid to him in a lump sum.

Nonqualified Deferred Compensation for Fiscal 2011

     We provide an executive deferred compensation plan in which all executive officers and other senior managers are eligible to participate. Participating executives may defer up to 50% of base salary and 100% of annual cash incentive bonus into the plan. The Company makes no contributions. Executives’ deferrals earn a return equal to our long-term cost of borrowing plus 1%. Participants are entitled to receive a distribution from their account balances at the earlier of the end of their elected deferral period or upon death or termination of employment prior to age 55. Accounts are distributed in a single lump sum, or in certain circumstances, annual installments over a period of up to 15 years as elected by the participant. In the event of an unforeseen emergency, a participant may apply to the administrative committee of the plan for payment of an amount from the participant’s account balance sufficient to satisfy the emergency need. The plan will terminate upon a change in control of the Company. Immediately prior to such a change in control, or as soon as possible following a change in control, each participant will be paid his account balance. Our executive deferred compensation plan is unfunded and subject to the claims of our creditors.

     The following table shows contributions, earnings and balances in our executive deferred compensation plan for the named executive officers during fiscal 2011.

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings in		Aggregate
	in Last Fiscal	in Last Fiscal	Last Fiscal	Aggregate	Balance at
	Year	Year	Year	Withdrawals/	Last Fiscal
	($)	($)	($)	Distributions	Year End
Name	(1)	(2)	(3)	($)	($)
Daniel S. Jaffee	$10,000	--	$37,226	--	$646,365
Jeffrey M. Libert	--	--	--	--	--
Daniel T. Smith	$104,619	--	$8,389	--	$226,638
Thomas F. Cofsky	$49,167	--	$27,227	$29,998	$489,728
Andrew N. Peterson	--	--	--	--	--
Charles P. Brissman	--	--	--	--	--

(1) The amounts in this column are voluntary deductions from salary and cash incentive awards by the named executive officers.

(2) We make no contribution to the executive deferred compensation plan.

(3) We credit the accounts under the terms of the plan with a return equal to our long-term cost of borrowing plus 1%. The amounts shown include the following amounts exceeding 120% of the applicable federal rate and reported as compensation to the following named executive officers in the Summary Compensation Table: Mr. Jaffee $9,597, Mr. Cofsky $7,080 and Mr. Smith $2,014.

Equity Compensation Plans

     The following table provides information about our equity compensation plans and stock that may be issued upon the exercise of options and rights that have been or may be granted to employees or members of our Board of Directors under those plans as of July 31, 2011.

				Number of Shares
				of Stock
				Remaining
				Available for
			Weighted	Future Issuance
			Average	Under Equity
			Exercise	Compensation
			Price of	Plans (excluding
	Number of Shares of Stock to be Issued		Outstanding	those listed in the
Plan Category	Upon Exercise of Outstanding Options		Options	first column)
Equity Compensation Plans	38,438	Class B Stock	$9.33
Approved by our Stockholders (1)	131,675	Common Stock	$11.72
	170,113	(2)	$11.18	651,000 (3)
Equity Compensation Plans Not
Approved by our Stockholders (4)	18,750	Common Stock	$10.35	--
Total	188,863	Common and Class B Stock	$11.10	651,000

(1) These plans are our 1995 Long-Term Incentive Plan and 2006 Long Term Incentive Plan.

(2) Under these plans, awards made to members of the Jaffee family are for shares of Class B Stock. Awards made to other employees or non-employee directors are for shares of Common Stock.

(3) Prior to issuance of awards under these plans, it is not possible to determine whether awards will be for shares of Common Stock or shares of Class B Stock. Awards made to members of the Jaffee family will be for shares of Class B Stock. Awards made to other employees or non-employee directors will be for shares of Common Stock.

(4) This plan is our Outside Director Stock Plan that was adopted by our Board of Directors in 1998. The Outside Director Stock Plan provides for grants of stock options to non-employee directors at an option price per share of 100% of the fair market value of Common Stock on the date of grant. Stock options have been granted to our directors for a 10-year term with a one-year vesting period. All stock issued under the plan is issued from shares held in our treasury.

Benefits upon Termination or Change in Control

     The following summaries and table set forth potential payments to the named executive officers upon termination of their employment or a change in control of the Company. None of the named executive officers meet the qualifications for normal or early retirement benefits, so those termination scenarios are not shown.

     We do not have a prospective severance plan that covers any of the named executive officers and generally have no employment or prospective severance agreements with the named executive officers, except we agreed with Charles P. Brissman at the time of his employment that he would receive a minimum of six months’ severance pay consisting of base salary and medical benefits if he were terminated without cause after two years or more of employment.

     Our only other provisions for benefits upon termination of employment or change in control are in existing compensation plans and apply to all participants in those plans.
  Our annual incentive plan provides for immediate vesting and payment, as allowed by law, of a participant’s executive deferred bonus award account upon the participant’s death, disability, retirement with age plus years of service equal to 80, or change in control of the Company.

  Our equity incentive plans (the 1995 Long-Term Incentive Plan and the 2006 Long Term Incentive Plan) and the agreements issued under those plans provide for immediate vesting of restricted stock and immediate vesting and exercisability of stock options upon a participant’s death, disability or a change in control of the Company. Upon retirement with age plus years of service equal to 80, all stock options become immediately vested and exercisable. Upon any of these termination events, the participant, or his beneficiary in the case of the participant’s death, may exercise any outstanding stock options for a period of three years or until their expiration dates, whichever occurs first.
     The table below does not include amounts payable to the named executive officers under plans that are generally available on the same basis to all of our salaried employees, such as payments under the pension plan, the 401(k) plan, the life insurance plan, the disability insurance plan and payment of prorated annual incentive compensation. For information regarding pension plan benefits see “Pension Benefits for Fiscal 2011” above.

     The table also does not include balances under our executive deferred compensation plan. Those balances and the circumstances under which the named executive officers may receive distributions from that plan are disclosed in the Nonqualified Deferred Compensation Table and the introduction to that table.

     Unless otherwise noted, the amounts shown assume that each named executive officer’s employment terminated on July 31, 2011, the last day of our most recently completed fiscal year, and when applicable, the closing sale price of our Common Stock on July 29, 2011, the last trading day of fiscal 2011, which was $20.69.

		Vesting of Awards under Incentive Plans
		Annual	1995 Long-	2006 Long
		Incentive Plan	Term	Term
	Separation	Deferred	Incentive	Incentive
	Benefit	Account	Plan	Plan
	($)	($)	($)	($)	Total
Name	(1)	(2)	(3)	(3)	($)
DANIEL S. JAFFEE
Voluntary Separation	--	--	--	--	--
Involuntary Not for Cause Termination	--	--	--	--	--
Involuntary for Cause Termination	--	--	--	--	--
Change in Control	--	--	--	$2,795,529	$2,795,529
Death	--	--	--	$2,795,529	$2,795,529
Disability	--	--	--	$2,795,529	$2,795,529

JEFFREY M. LIBERT
Voluntary Separation	--	--	--	--	--
Involuntary Not for Cause Termination	--	--	--	--	--
Involuntary for Cause Termination	--	--	--	--	--
Change in Control	--	$50,866	--	--	$50,866
Death	--	$50,866	--	--	$50,866
Disability	--	$50,866	--	--	$50,866

DANIEL T. SMITH
Voluntary Separation	--	--	--	--	--
Involuntary Not for Cause Termination	--	--	--	--	--
Involuntary for Cause Termination	--	--	--	--	--
Change in Control	--	$49,510	--	--	$49,510
Death	--	$49,510	--	--	$49,510
Disability	--	$49,510	--	--	$49,510

THOMAS F. COFSKY
Voluntary Separation	--	--	--	--	--
Involuntary Not for Cause Termination	--	--	--	--	--
Involuntary for Cause Termination	--	--	--	--	--
Change in Control	--	$86,546	--	--	$86,546
Death	--	$86,546	--	--	$86,546
Disability	--	$86,546	--	--	$86,546

ANDREW N. PETERSON (4)
Voluntary Separation	--	--	--	--	--
Involuntary Not for Cause Termination	--	--	--	--	--
Involuntary for Cause Termination	--	--	--	--	--
Change in Control	--	--	--	--	--
Death	--	--	--	--	--
Disability	--	--	--	--	--

CHARLES P. BRISSMAN
Voluntary Separation	--	--	--	--	--
Involuntary Not for Cause Termination	$109,390	--	--	--	$109,390
Involuntary for Cause Termination	--	--	--	--	--
Change in Control	--	--	--	--	--
Death	--	--	--	--	--
Disability	--	--	--	--	--

(1) The amount shown represents six months of base salary and six months of the Company portion of the cost of the named executive officer’s medical benefits. Mr. Brissman’s employment ended November 2, 2010; therefore, this amount was paid and included in the “All Other Compensation” column of the Summary Compensation Table.

(2) The amounts shown reflect the named executive officer’s balance in his executive deferred bonus account of our annual incentive plan. As explained above, under our annual incentive plan unvested executive deferred bonus awards become immediately vested upon the events listed.

(3) The amounts shown represent, as of July 31, 2011: (a) the fair market value of any unvested shares of restricted stock; and/or (b) the excess of the fair market value of the shares of stock underlying unvested stock options over the option exercise price. As explained above, previously unvested shares of restricted stock and stock options become immediately vested upon the events listed.

(4) Mr. Peterson did not have a prospective severance plan in place when his employment ended on February 10, 2011. Subsequently, we did agree to pay certain post-termination compensation to Mr. Peterson. That amount is included in the “All Other Compensation” column of the Summary Compensation Table.

STOCK OWNERSHIP

Principal Stockholders

     The following table sets forth information as of October 18, 2011, except as noted below, regarding beneficial ownership of our Common Stock and Class B Stock by each person or group known to us to hold more than five percent of either class. See “Security Ownership of Management” below for information on beneficial ownership of our Common Stock and Class B Stock by our directors and executive officers.

		Amount and Nature of Beneficial Ownership (1)
					Percentage
					of
					Aggregate
					Voting
				Percentage	Power of
				of	Common
		Number of Shares of		Outstanding	Stock and
		Common Stock and		Stock of	Class B
Name and Address of Beneficial Owner	Title of Class	Class B Stock		Class	Stock
Richard M. Jaffee (6)(12)	Common Stock	--		--	--
410 N. Michigan Avenue	Class B Stock	409,558	(2)(3)(5)	20.00%	16.00%
Chicago, IL 60611

Daniel S. Jaffee (6)	Common Stock	--		--	--
410 N. Michigan Avenue	Class B Stock	287,280	(4)(5)	13.92%	11.15%
Chicago, IL 60611

Jaffee Investment Partnership, L.P. (12)	Common Stock	--		--	--
410 N. Michigan Avenue	Class B Stock	1,250,000	(3)	61.03%	48.82%
Chicago, IL 60611

Dimensional Fund Advisors LP	Common Stock	365,877	(7)	7.14%	1.43%
Palisades West, Building One	Class B Stock	--		--	--
6300 Bee Cave Road
Austin, TX 78746

GAMCO Asset Management Inc. et al.	Common Stock	823,860	(8)	16.09%	3.22%
One Corporate Center	Class B Stock	--		--	--
Rye, NY 10580

Intrepid Capital Management, Inc.	Common Stock	419,794	(9)	8.20%	1.64%
1400 Marsh Landing Pkwy, Suite 106	Class B Stock	--		--	--
Jacksonville Beach, FL 32250

Renaissance Technologies LLC	Common Stock	305,625	(10)	5.97%	1.19%
800 Third Avenue	Class B Stock	--		--	--
New York, NY 10022

T. Rowe Price Associates, Inc.	Common Stock	633,650	(11)	12.37%	2.47%
100 East Pratt Street	Class B Stock	--		--	--
Baltimore, MD 21202

(1) Beneficial ownership is determined according to SEC rules and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of a security as well as any shares that such person has the right to acquire within 60 days of October 18, 2011, including through the exercise of options or other rights or the conversion of another security. Unless otherwise indicated, all beneficial ownership in this table indicates sole voting and investment power. The applicable percentage ownership for each person listed below is based upon 5,121,475 shares of Common Stock and 2,048,118 shares of Class B Stock outstanding as of the close of business on October 18, 2011. Shares of Common Stock and Class B Stock subject to options, warrants or other rights that are exercisable or convertible within 60 days after October 18, 2011, are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options, warrants or other rights but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

(2) Consists of 290,895 shares held in a revocable trust of which Richard M. Jaffee is the grantor and, during his lifetime, the trustee and sole beneficiary and 118,538 shares held in a revocable trust of which his spouse is the grantor and, during her lifetime, the trustee and sole beneficiary and 125 shares held in joint tenancy with his spouse.

(3) The Jaffee Investment Partnership, L.P. is managed by its general partners, generally acting by a majority vote. Two of the general partners, Richard M. Jaffee and Shirley H. Jaffee, each have eight votes. Each of the remaining four general partners, Daniel S. Jaffee, Karen Jaffee Cofsky, Susan Jaffee and Nancy E. Jaffee, all children of Richard M. and Shirley H. Jaffee, have one vote. Richard M. Jaffee, as the managing general partner, might be deemed to have, but disclaims, beneficial ownership of the partnership’s shares, which are not reflected in his share ownership shown in this table.

(4) Consists of 265,903 shares of Class B Stock directly owned by Daniel S. Jaffee (110,115 of which are restricted shares), 2 shares of Class B Stock owned by his spouse, 5,625 shares of Class B Stock he owns as trustee for his children, 125 shares of Class B Stock held in joint tenancy with his spouse and 15,625 shares of Class B Stock that he has the right to acquire within 60 days of October 18, 2011, pursuant to stock options. Of the 110,115 restricted shares of Class B Stock: (a) 25,000 shares become non-forfeitable on October 6, 2012, and an additional 25,000 shares become non-forfeitable on each of the three subsequent anniversaries of that date; (b) 5,182 become non-forfeitable on July 31, 2012; and (c) 4,933 become non-forfeitable on July 31, 2013.

(5) Does not include shares beneficially owned by the Jaffee Investment Partnership, L.P.

(6) Daniel S. Jaffee is Richard M. Jaffee’s son.

(7) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on February 11, 2011. Based on such Schedule 13G/A, Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as adviser or sub-adviser to certain Funds. Although such 13G/A identifies Dimensional as having sole voting and sole dispositive power over 365,877 shares of Common Stock, it notes that in its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possesses investment and/or voting power over the shares of Common Stock owned by the Funds, and may be deemed to be the beneficial owner of those shares under applicable SEC rules; however, all of these shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

(8) Information is as provided by the reporting persons in a Schedule 13D/A filed with the SEC on April 26, 2011. Such Schedule 13D/A filed by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), GGCP, Inc., GAMCO Investors, Inc. (“GBL”) and Mario J. Gabelli reports: (a) 567,809 shares of Common Stock beneficially owned by GAMCO; (b) 163,031 shares of Common Stock beneficially owned by Gabelli Funds; and (c) 93,020 shares of Common Stock beneficially owned by Teton Advisors. The Schedule 13D/A reports that each such entity has sole voting and sole dispositive power over the shares reported as beneficially owned by it, except that: (i) GAMCO does not have the authority to vote 30,000 of the reported shares; (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by such funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company; (iii) in certain circumstances, proxy voting committees of each fund may have voting power over the reported shares; and (iv) the power of Mario J. Gabelli, GBL and GGCP, Inc. is indirect with respect to securities beneficially owned directly by other reporting persons.

(9) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on January 31, 2011. Such Schedule 13G/A filed by Intrepid Capital Management (“Intrepid”), a registered investment adviser, reports that Intrepid has sole voting and dispositive power over 419,794 shares of Common Stock. Although such 13G/A identifies Intrepid as having sole voting and dispositive power over 419,794 shares as an investment adviser, the securities reported are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of Intrepid.

(10) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on February 11, 2011. Such Schedule 13G/A filed by Renaissance Technologies LLC., an investment adviser (“RTC”), and James H. Simons, controlling person of RTC, reports that RTC and Mr. Simons have sole voting power over 295,125 shares of Common Stock, sole dispositive power over 300,391 shares of Common Stock and shared dispositive power over 5,234 shares of Common Stock.

(11) Information is as provided by the reporting persons in a Schedule 13G/A filed with the SEC on February 14, 2011. Such Schedule 13G/A filed by T. Rowe Price Associates, Inc., a registered investment adviser (“Price Associates”), and T. Rowe Price Small-Cap Value Fund reports that Price Associates held sole voting power over 3,650 shares of Common Stock and sole dispositive power over 633,650 shares of Common Stock, and T. Rowe Price Small-Cap Value Fund held sole voting power over 630,000 shares of Common Stock. Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(12) By virtue of their direct and indirect ownership of shares of our stock, Richard M. Jaffee and the Jaffee Investment Partnership, L.P. may be deemed to be control persons of the Company under the federal securities laws.

Security Ownership of Management

     The following table shows the number of shares of Common Stock and Class B Stock beneficially owned as of October 18, 2011, by our directors, by the named executive officers and by our directors and executive officers as a group.

			Percentage of
			Outstanding	Number of
	Number of Shares of		Common	Shares of Class B
Name of Beneficial Owner (1)	Common Stock		Stock	Stock (2)
Richard M. Jaffee (15)	--	(3)			(3)
Daniel S. Jaffee	--	(3)			(3)
Thomas F. Cofsky (15)	586	(4)	*	65,521	(5)
J. Steven Cole	34,094	(6)	*	--
Arnold W. Donald	9,400	(7)	*	--
Joseph C. Miller	19,034	(8)	*	--
Michael A. Nemeroff	20,401	(9)	*	--
Allan H. Selig	10,000		*	--
Paul E. Suckow	18,500	(9)	*	--
Jeffrey M. Libert	22,510	(10)	*	--
Daniel T. Smith	1,515		*	--
Andrew N. Peterson	--	(11)	*	--
Charles P. Brissman	--	(12)	*	--
All Directors and Executive	138,040	(13)	2.67%	762,359	(14)
Officers as a Group

* Does not exceed 1%

(1) Beneficial ownership is determined according to SEC rules and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of a security as well as any shares that such person has the right to acquire within 60 days of October 18, 2011, including through the exercise of options or other rights or the conversion of another security. Unless otherwise indicated, the individuals listed in this table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge. The applicable percentage ownership for each person listed is based upon 5,121,475 shares of Common Stock and 2,048,118 shares of Class B Stock outstanding as of the close of business on October 18, 2011. Shares of Common Stock and Class B Stock subject to options, warrants or other rights that are exercisable or convertible within 60 days after October 18, 2011, are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options, warrants or other rights, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

(2) Except for Richard M. Jaffee, Daniel S. Jaffee and Thomas F. Cofsky, none of our directors or executive officers, including the named executive officers, own any shares of Class B Stock.

(3) For information regarding the shares beneficially owned by Richard M. Jaffee and Daniel S. Jaffee, see the table under “Principal Stockholders” above and the notes thereto.

(4) Consists of 512 shares of Common Stock owned by Mr. Cofsky and 74 shares of Common Stock owned by his spouse.

(5) Consists of 32,957 shares of Class B Stock owned by Mr. Cofsky’s spouse, 9,375 shares of Class B Stock his spouse owns as trustee for their children, 376 shares of Class B Stock held in joint tenancy with his spouse, and 6,250 and 16,563 shares of Class B Stock that Mr. Cofsky and his spouse, respectively, have the right to acquire within 60 days of October 18, 2011, pursuant to stock options.

(6) Includes 1,208 shares of Common Stock owned by Mr. Cole’s spouse and 6,250 shares of Common Stock that Mr. Cole has the right to acquire within 60 days of October 18, 2011, pursuant to stock options.

(7) Includes 6,250 shares of Common Stock that Mr. Donald has the right to acquire within 60 days of October 18, 2011, pursuant to stock options.

(8) Includes 16,525 shares of Common Stock held by Mr. Miller as trustee for the benefit of his spouse.

(9) Includes 12,500 shares of Common Stock that this director has the right to acquire within 60 days of October 18, 2011, pursuant to stock options.

(10) Includes 12,500 shares of Common Stock that Mr. Libert has the right to acquire within 60 days of October 18, 2011, pursuant to stock options.

(11) As of October 18, 2011, Mr. Peterson reported that he owns no shares of the Company’s stock.

(12) As of October 18, 2011, Mr. Brissman reported that he owns no shares of the Company’s stock.

(13) Includes 50,000 shares of Common Stock constituting all such shares that our directors and executive officers have the right to acquire within 60 days of October 18, 2011, pursuant to stock options (including the shares of Common Stock that may be acquired as described in the notes above and in the notes to the table under “Principal Stockholders” above). Also includes 2,000 restricted shares of Common Stock that become non-forfeitable on February 7, 2014. The number of shares of Common Stock owned beneficially by our directors and executive officers as a group represents approximately 0.53% of the aggregate voting power of the Common Stock and Class B Stock.

(14) Includes 38,438 shares of Class B Stock constituting all such shares that our directors and executive officers have the right to acquire within 60 days of October 18, 2010, pursuant to stock options (including the shares of Class B Stock that may be acquired as described in the notes to the table under “Principal Stockholders” above). Also includes 110,115 restricted shares of Class B Stock: (a) 25,000 of which become non-forfeitable on October 6, 2012, and an additional 25,000 of which become non-forfeitable on each of the three subsequent anniversaries of that date; (b) 5,182 of which become non-forfeitable on July 31, 2012; and (c) 4,933 of which become non-forfeitable on July 31, 2013. Does not include shares beneficially owned by the Jaffee Investment Partnership, L.P. For information regarding the shares held by the partnership, see the table under “Principal Stockholders” above and the notes thereto. The number of shares of Class B Stock owned beneficially by our directors and executive officers as a group represents approximately 36.54% of the number of outstanding shares of Class B Stock and approximately 29.28% of the aggregate voting power of the Common Stock and Class B Stock.

(15) Thomas F. Cofsky is Richard M. Jaffee’s son-in-law.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under SEC rules, our directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock or Class B Stock are required to file reports of their ownership and changes in that ownership with the SEC. Based solely on our review of copies of these reports and representations of the reporting persons, we believe that during the fiscal year ended July 31, 2011, all reportable transactions were reported and all required reports were timely filed with the SEC, except for one Form 3 filed one day late by Steven J. Adolph, a former executive officer, as a result of an administrative error.

ATTN: INVESTOR RELATIONS
OIL-DRI CORPORATION OF AMERICA
410 N. MICHIGAN AVE #400
CHICAGO, IL 60611-4213

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Oil-Dri Corporation of America in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

HOUSEHOLDING REVOCATION
If you wish to revoke your consent to the receipt of stockholder information in a single package per household, you may do so by calling 1-800-542-1061.

If you vote your proxy through the Internet or by telephone, you do NOT need to mail back your card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M38145-P16466	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
OIL-DRI CORPORATION OF AMERICA	For	Withhold	For All
	All	All	Except
Annual Meeting Proxy Card
The Board of Directors recommends that you vote FOR each of the listed nominees:	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Election of Directors
1.	Nominees:
	01)	J. Steven Cole	05)	Joseph C. Miller
	02)	Arnold W. Donald	06)	Michael A. Nemeroff
	03)	Daniel S. Jaffee	07)	Allan H. Selig
	04)	Richard M. Jaffee	08)	Paul E. Suckow

The Board of Directors recommends that you vote FOR proposals 2 and 3:			For	Against	Abstain
B	Issues
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for the fiscal year ending July 31, 2012.		☐	☐	☐

3.	Approve the named executive officer compensation disclosed in this Proxy Statement.		☐	☐	☐

The Board of Directors recommends that you vote for THREE YEARS with respect to proposal 4:		1 Year	2 Years	3 Years	Abstain

4.	Select the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

C	Authorized Signatures - Sign Below - This section must be completed for your instructions to be executed.
Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 13, 2011: The Company's 2011 Proxy Statement and its 2011 Annual Report on Form 10-K are available at: http://www.oildri.com/investors/

M38146-P16466

Proxy - OIL-DRI CORPORATION OF AMERICA

410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611-4213

This Proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard M. Jaffee, Daniel S. Jaffee and Douglas A. Graham as Proxies, each with the full power to appoint his substitute (the action of one, if only one be present and acting, to be in any event controlling), and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock and Class B Stock of Oil-Dri Corporation of America held of record by the undersigned at the close of business on October 18, 2011, at the Annual Meeting of Stockholders to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on December 13, 2011, at 9:30 a.m., local time, and any adjournments thereof, upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated November 7, 2011, the receipt of which is hereby acknowledged. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any of the nominees named herein becomes unavailable to serve, and to vote on any other matters which may properly come before the Annual Meeting and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as independent auditor, FOR Proposal 3 to approve the named executive officer compensation disclosed in the Proxy Statement, and THREE YEARS with respect to Proposal 4, the frequency of future advisory votes on named executive officer compensation. This Proxy will be voted with discretionary authority to the Proxies appointed hereby on all other matters that may properly come before the Annual Meeting and any adjournments thereof.

Please mark, sign, date and mail the proxy card promptly using the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)